UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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U.S. Physical Therapy, Inc.
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U. S. PHYSICAL THERAPY, INC.
NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS
DATE:	Tuesday, May 16, 2023

TIME:	9:00 a.m. (CDT)

PLACE:	1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042
MATTERS TO BE ACTED ON:
1.	Election of eight directors to serve until the next annual meeting of stockholders.
2.	Advisory vote to approve named executive officer compensation.
3.	Advisory vote on the frequency of stockholders’ advisory vote on executive compensation.
4.	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2023.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ELECTION OF EACH OF THE EIGHT NOMINEES FOR DIRECTOR, THE NON-BINDING APPROVAL OF THE NAMED EXECUTIVE OFFICER COMPENSATION, THE NON-BINDING APPROVAL FOR A FREQUENCY OF EVERY YEAR FOR FUTURE ADVISORY STOCKHOLDER VOTES ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS, AND THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023.
The Board of Directors has set March 22, 2023, as the record date for the Annual Meeting of Stockholders to be held on May 16, 2023 (the “Annual Meeting”). Only holders of our common stock of record at the close of business on that date will be entitled to notice of and to attend and vote at the Annual Meeting or any adjournments thereof. A complete list of stockholders will be available for examination at the Annual Meeting and at our offices at 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042, for a period of ten days prior to the Annual Meeting.
You are cordially invited to join us at the Annual Meeting. However, to ensure your representation at the Annual Meeting, we request that you return your signed proxy card at your earliest convenience, whether or not you plan to attend the Annual Meeting. Your proxy card will be returned to you if you are present at the Annual Meeting and request its return.
By Order of the Board of Directors,

Richard S. Binstein
Executive Vice President, General Counsel and Secretary
April 10, 2023

U.S. PHYSICAL THERAPY, INC.
1300 West Sam Houston Parkway South, Suite 300
Houston, Texas 77042
(713) 297-7000

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 16, 2023
Proxy Statement
This Proxy Statement is being provided to stockholders in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders (the “Annual Meeting”) of U.S. Physical Therapy, Inc. (“we”, “us”, “our”, “USPT” or the “Company”) to be held on Tuesday, May 16, 2023 at 9:00 a.m. Central Time at the Company’s principal executive offices located at 1300 West Sam Houston Parkway, Suite 300, Houston, TX , 77042.
Proxy Solicitation
Your vote and proxy are being solicited by our Board of Directors (“Board of Directors” or “Board”) for use at the Annual Meeting. This Proxy Statement and the enclosed proxy card are being mailed on behalf of our Board of Directors on or about April 10, 2023 to all of our stockholders of record as of the close of business on the record date, March 22, 2023 (the “Record Date”).
Your presence at the Annual Meeting will not automatically revoke your proxy. You may, however, revoke your proxy at any time prior to its exercise by delivering to us another proxy bearing a later date, by attending the Annual Meeting and voting in person, or by filing a written notice of revocation before the Annual Meeting with Richard S. Binstein, our Executive Vice President, General Counsel and Secretary, at our principal executive offices located at 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042. If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, or are registered in different names. You should vote each of the proxy cards received to ensure that all of your shares are voted.
Important Notice Regarding the Availability of Proxy Materials
We have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a Notice of 2023 Annual Meeting of Stockholders, proxy card and Annual Report for the year ended December 31, 2022, and by notifying you of the availability of our proxy materials on the Internet. The Notice of 2023 Annual Meeting of Stockholders, this Proxy Statement, proxy card and Annual Report on Form 10-K for the year ended December 31, 2022 (the “Form 10-K”) are available at http://materials.proxyvote.com/90337L. The materials on the website are searchable, readable and printable and the website does not have “cookies” or other tracking devices which identify visitors.
Your Vote is Important
Whether or not you plan to attend the Annual Meeting, please take time to vote your shares by signing and returning a proxy card as soon as possible.
Proposals To Be Voted On and the Board’s Voting Recommendations
The following four proposals are scheduled to be voted on at the Annual Meeting:
1)	Election of eight director nominees.
2)	Advisory vote to approve named executive officer compensation.
3)	Advisory vote on the frequency of stockholders’ advisory vote on executive compensation.
4)	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2023.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF: THE ELECTION OF EACH OF THE EIGHT NOMINEES FOR DIRECTOR, THE NON-BINDING ADVISORY VOTE OF THE

NAMED EXECUTIVE OFFICER COMPENSATION, THE NON-BINDING APPROVAL FOR A FREQUENCY OF EVERY YEAR FOR FUTURE ADVISORY STOCKHOLDER VOTES ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS AND THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2023.
Who Can Vote
All holders of record of our common stock at the close of business on March 22, 2023, are entitled to vote at the Annual Meeting. Holders of our common stock are entitled to one vote per share.
Proxies
Properly executed but unmarked proxies will be voted FOR the election of our eight director nominees, FOR the non-binding advisory vote of named executive officer compensation, FOR the frequency of every year for future advisory stockholder votes on the compensation paid to our named executive officers and FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2023. If you “withhold” your vote for any of the director nominees, this will be counted as a vote AGAINST that nominee. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy card will vote your shares as directed by a majority of the Board of Directors.
Quorum
Only shares of our common stock can be voted, with each share entitling its owner to one vote on all matters that come before the Annual Meeting. The close of business on March 22, 2023, was fixed by the Board of Directors as the Record Date for determination of stockholders entitled to vote at the Annual Meeting. The number of shares of our common stock outstanding on the Record Date was 13,062,583. The presence, in person or by proxy, of at least a majority of the shares outstanding on the Record Date is necessary to constitute a quorum at our Annual Meeting. Abstentions will be treated as present for determining a quorum at the Annual Meeting. If a broker holding your shares in “street” name indicates to us on a proxy card that the broker lacks discretionary authority to vote your shares for all matters at the meeting, we will not consider your shares as present or entitled to vote for any purpose. There is no cumulative voting in the election of directors and, as required by Nevada law, the directors will be elected by a plurality of the votes cast at the Annual Meeting, subject to the requirements of the Company’s Corporate Governance Guidelines regarding the need to receive more “For” votes than “Withhold” votes, as discussed in more detail below.
Cost of Proxy Solicitation
We will bear the cost of soliciting proxies. Some of our directors, officers and regular employees may solicit proxies, without additional compensation, personally or by telephone. Proxy materials will also be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.
Questions and Additional Information
You may call our Chief Financial Officer, Carey P. Hendrickson, at 800-580-6285 or email us at investorrelations@usph.com if you have any questions. A copy of our Form 10-K accompanies this Proxy Statement. We have filed the Form 10-K with the Securities and Exchange Commission (the “SEC”). You may obtain additional copies of the Form 10-K by downloading it from our website at www.usph.com, by writing to U.S. Physical Therapy,Inc., 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042, Attention: Richard S. Binstein, Secretary, or by emailing us at investorrelations@usph.com.
PLEASE VOTE — YOUR VOTE IS IMPORTANT

PROPOSAL 1 — ELECTION OF DIRECTORS
The accompanying proxy card, unless marked to the contrary, will be voted in favor of the election of Edward L. Kuntz, Christopher J. Reading, Kathleen A. Gilmartin, Nancy J. Ham, Dr. Bernard A. Harris, Jr., Anne B. Motsenbocker, Regg E. Swanson and Clayton K. Trier. All of these nominees, other than Ms. Ham, are current directors standing for re-election at the Annual Meeting to serve until the next annual meeting of stockholders or until their successor is elected and qualified. The Governance and Nominating Committee, which consists solely of directors who are independent under the applicable New York Stock Exchange (“NYSE”) listing standards, recommended that from and after the Annual Meeting the Board consist of eight directors and recommended the nomination of all eight directors to the Board of Directors. Based on that recommendation, the Board resolved that from and after the Annual Meeting the Board shall consist of eight directors and nominated each of the foregoing eight nominees recommended by the Governance and Nominating Committee for election at the Annual Meeting.
As discussed further under “Corporate Governance and Board Matters” on page 8, the Company’s Corporate Governance Guidelines provide that incumbent directors who have achieved the age of 78 as of the date of an annual meeting of stockholders shall not be eligible for re-election to the Board of Directors at such annual meeting without the unanimous consent and approval of the Board of Directors. Three of the Company’s current directors, Mr. Kuntz (Chairman), Mark J. Brookner and Harry S. Chapman, will be the age of 78 as of the date of the Annual Meeting. Neither Mr. Brookner nor Mr. Chapman have been nominated for re-election at the Annual Meeting, based on the Corporate Governance Guidelines. Given the number of incumbent directors leaving the Board of Directors as of the Annual Meeting, the desire to allow a newly elected director to become further acquainted with the Company and its operations, and in order to allow for a seamless transition to an eventual new Chairman, the Board of Directors determined that it was in the best interests of the Company and its shareholders for Mr. Kuntz to continue to serve as a director during 2023, and to continue in his role as Chairman. As a result, Mr. Kuntz agreed to stand for re-election at the Annual Meeting. At a meeting of the Board of Directors held on February 21, 2023, the Board of Directors unanimously supported the nomination of Mr. Kuntz to continue to serve as a director from and after the Annual Meeting, as required in accordance with the Corporate Governance Guidelines.
The Board of Directors has affirmatively determined that Messrs. Kuntz, Trier and Swanson, Dr. Harris and Mses. Gilmartin, Ham and Motsenbocker, are independent under the NYSE listing standards. Mr. Reading, who is an executive officer of the Company, was determined not to be independent under the NYSE listing standards. The nominees for director are:
Nominees:	Director Age	Since	Position(s) Held
Edward L. Kuntz	78	2014	Chairman of the Board and Director
Christopher J. Reading	59	2004	President, Chief Executive Officer and Director
Kathleen A. Gilmartin	71	2018	Director
Dr. Bernard A. Harris, Jr.	66	2005	Director
Anne B. Motsenbocker	61	2022	Director
Regg E. Swanson	69	2007	Director
Clayton K. Trier	71	2005	Director
Nancy J. Ham	62	N/A	None
Director Biographies:
Edward L. Kuntz
Independent Director since August 2014
Chairman of the Board of Directors
Chairman of the Governance and Nominating Committee
Age: 78
Race/Ethnicity: Caucasian
Gender: Male
Mr. Kuntz has served as Chairman of our Board since May 19, 2020. Mr. Kuntz is the former Chairman and Chief Executive Officer of Kindred Healthcare (“Kindred”), which was one of the largest diversified providers of post-acute care services in the United States. From 1998 through May 2014, he served as Chairman of the Board of Directors of Kindred and as Chief Executive Officer from 1998 to 2004. Mr. Kuntz also serves as a director of Stablis

Solutions, Inc., a supplier and distributor of liquified natural gas and is a member of its audit committee. From 2000 through 2016, Mr. Kuntz served as a director of Rotech Healthcare, Inc., one of the largest providers of home medical equipment and related products and services in the United States.
Christopher J. Reading
Director since November 2004
President and Chief Executive Officer
Age: 59
Race/Ethnicity: Caucasian
Gender: Male
Mr. Reading was promoted to President and Chief Executive Officer and became a director in 2004. Mr. Reading joined the Company in 2003 and served as our Chief Operating Officer until his promotion. Mr. Reading currently serves as President of The Alliance for Physical Therapy Quality and Innovation (“APTQI”). APTQI is an industry organization that advocates for legislative and regulatory changes on behalf of the physical therapy community that furthers our mission of ensuring patient access to value driven physical therapy care. Prior to joining the Company, Mr. Reading served in various executive and management positions with HealthSouth Corporation, including his ultimate position as Senior Vice President of Operations, where he focused on operations, acquisitions and development in various service areas including outpatient rehabilitation, ambulatory surgery, diagnostic imaging and inpatient rehabilitation hospitals. Also, Mr. Reading is a physical therapist.
Kathleen A. Gilmartin
Independent Director since May 2018
Age: 71
Race/Ethnicity: Caucasian
Gender: Female
Ms. Gilmartin joined our Board on May 22, 2018. Ms. Gilmartin is the former President and Chief Executive Officer of Caring Brands International and Interim HealthCare Inc., providers of home health care, skilled nursing, therapy and hospice care. Ms. Gilmartin’s career spanned twenty-five years with Interim HealthCare Inc. where she served as President and Chief Executive Officer from September 2008 until her retirement in February 2017. Ms. Gilmartin served as a director of Caring Brands International and Interim Healthcare, Inc. from February 2017 through October 2021. Ms. Gilmartin currently serves as a director of the Research Institute for Home Care (formerly the Alliance of Home Health Quality and Innovation), a non-profit, national consortium of home health care providers and organizations. Ms. Gilmartin joined Harmar Mobility LLC, a manufacturer of specialty mobility products and provider of a range of mobility and accessibility solutions, as a director effective December 2022. Ms. Gilmartin also serves as a director since December 2022, for 101 Mobility LLC, a national network of franchised providers that install and service mobility devices and solutions in client homes throughout the U.S.. She has served as a director of Quick Weight Loss Centers, LLC, a health and wellness company, from July 2017 through June 2018, and as a director of BCI Burke Co., a playground equipment manufacturer, from July 2017 through December 2021. Ms. Gilmartin also is a Registered Nurse.
Dr. Bernard A. Harris, Jr.
Independent Director since August 2005
Chairman of the Compliance Committee
Age: 66
Race/Ethnicity: African American
Gender: Male
Since 2002, Dr. Harris has served as Managing Partner of Vesalius Ventures, Inc., a venture capital firm, which invests in early to mid-stage Healthcare technologies and companies. From 2018 - 2022, Dr. Harris served as Chief Executive Officer of the National Math & Science Initiative, leading the organization's efforts to improve teacher effectiveness and student achievement in communities across the country. He currently is a member of the Board of Directors for Raytheon Technologies (NYSE: RTX), MassMutual, and Barings Fund & BBDC. Dr. Harris has previously served as Director/Trustee for Salient Midstream & MLP Fund and Salient MF Trust, Sterling Bancshares, Inc. and Common Spirit (CHI St. Luke's Health System - Texas Division), In addition, he is on the Board of the

National Academy of Medicine, the Texas Medical Center, National Math & Science initiative and the Harris Institute & Foundation. Dr. Harris is a former astronaut, having completed two space shuttle missions. He completed his residency in Internal Medicine at the Mayo Clinic and trained as a flight surgeon at the Aerospace School of Medicine at Brooks Air Force Base.
Anne B. Motsenbocker
Independent Director since January 2022
Age: 61
Race/Ethnicity: Caucasian
Gender: Female
Ms. Motsenbocker joined our Board effective January 1, 2022. Ms. Motsenbocker was a Managing Director at J.P. Morgan Chase, a global financial services company, until she retired 2021. Over her 36 years with the firm, she held roles of increasing responsibility focusing on helping companies develop and implement capital strategies, manage risk, achieve operational excellence, and grow organically and through mergers and acquisitions. In her last position, she was the functional CEO of the southwest region of the Commercial Bank, a position that she held for 7 years. Ms. Motsenbocker now serves as an independent director of CSW Industrials (NASDAQ: CSWI), a diversified industrial growth company, where she serves as a member of the Audit Committee and the Compensation and Talent Development Committee. From 2016 to 2022, she was a Director of Children’s Health System of Texas, one of the nation’s largest pediatric healthcare systems, where she served as Chair of the HR and Compensation Committee and as a member of the Audit Committee. Since October 2022, Ms. Motsenbocker has served as a Director of the National Kidney Foundation. She also currently serves on the board of the United Way Foundation of Metropolitan Dallas and the NACD of North Texas.
Regg E. Swanson
Director since September 2007
Independent since January 1, 2023
Age: 69
Race/Ethnicity: Caucasian
Gender: Male
Mr. Swanson was employed by STAR Physical Therapy, LP, a subsidiary of the Company, from 2007 through January 31, 2020. Mr. Swanson is founder of STAR Physical Therapy, LLC, and from 1997 to 2007, was its president and managing member. He is a certified athletic trainer and has been involved with sports medicine and physical therapy for over 25 years.
Clayton K. Trier
Independent Director since February 2005
Chairman of the Audit Committee
Age: 71
Race/Ethnicity: Caucasian
Gender: Male
Mr. Trier is a private investor. Between 1986 and 2008, he was involved in various start-up and entrepreneurial activities and served as Chairman of the Board and/or CEO of three separate publicly traded companies in service industries during that time. From 2008 to 2018, Mr. Trier served as a director of St. Luke’s Health System, an operator of several hospitals in the greater Houston area, and from 2013 to 2021 served as a director of the Baylor St. Luke’s Medical Center joint venture. From 2015 to 2018, Mr. Trier served as a director of Fenix Parts, Inc., a leading recycler, and reseller of original equipment manufacturer automotive products.
Nancy J. Ham
Initial nomination
Age: 62
Race/Ethnicity: Caucasian
Gender: Female
Ms. Ham is the former Chief Executive Officer and director of WebPT, a national provider of billing systems and electronic medical record solutions, where she served in such roles from 2016 through 2021. Prior to her leadership of WebPT, from 2005 through 2016, Ms. Ham served as Chief Executive Officer and/or President of four companies involved in various aspects of the health care technology industry, serving hospital, rehabilitation providers and health plans. Ms. Ham currently serves as a director of HST Pathways, a leading provider of software solutions to health care providers, Blue Cross Blue Shield of Arizona, a health insurance company, and Power Wellness, a medical fitness company. She is also an Advisory Board Member of Madison Dearborn Partners, LLC, a private equity firm focused on healthcare technology services, HLM Ventures, a venture capital firm also focused on health care technology services, and LRV Health, a venture capital firm focused on health care technology.
Director Qualifications
The Board of Directors believes that each of the directors and nominees for director listed above has the sound character, integrity, judgment and record of achievement necessary to be a member of the Board of Directors. In addition, each of the incumbent directors has exhibited during his or her prior service as a director the ability to operate cohesively with the other members of the Board of Directors and to challenge and question management in a constructive way. Moreover, the Board of Directors believes that each director and nominee for director brings a strong and unique background and skill set to the Board of Directors, giving the Board of Directors as a whole competence and experience in diverse areas, including corporate governance and board service, finance, management, leadership, compliance and broad healthcare industry experience. Set forth below are certain specific experiences, qualifications and skills that led to the Board of Directors’ conclusion that each of the directors and nominees for director listed above should continue to serve as a director.
Mr. Kuntz has extensive leadership experience in executive positions in healthcare companies, including serving for many years as the Chairman and Chief Executive Officer of Kindred, which was one of the largest diversified providers of post- acute care services in the United States, and as a director of Rotech Healthcare, Inc., a national provider of home medical equipment and related products. He brings to the Board of Directors an in-depth knowledge of the regulatory and business environment of the healthcare industry. Also, Mr. Kuntz has many years of experience with the Company, providing him with comprehensive knowledge of the Company and its structure, policies and management team. In addition, Mr. Kuntz’s experience in overseeing the management of healthcare industry companies gives him the insight to advise the Board of Directors on corporate governance and compensation matters, and in his service as chair of the Nominating and Governance Committee and as a member of the Compensation Committee.
Mr. Reading, as President and Chief Executive Officer of the Company, provides the Board of Directors with a comprehensive knowledge of the Company, its history, and its businesses, having served the Company for 20 years. In addition, Mr. Reading brings to the Board of Directors his insight into the healthcare industry from over 38 years of experience in clinical care, operations and executive leadership positions in rehabilitation and ambulatory services companies.
Ms. Gilmartin has extensive leadership experience in executive positions in healthcare companies, having served in executive leadership positions at Caring Brands International and Interim HealthCare Inc., providers of home health care, skilled nursing, therapy and hospice care. Also, she is a registered nurse. Ms. Gilmartin brings to the Board of Directors an in-depth knowledge of clinic practices and the regulatory and broad business environment of the healthcare industry. In addition, Ms. Gilmartin’s experience in overseeing the management of healthcare companies and performing clinical services as a nurse gives her the insight to advise the Board of Directors on a variety of business leadership and strategy matters, regulatory compliance, human resources and compensation related matters, which she applies to her service on the Compliance and Compensation Committees.
Dr. Harris brings to the Board of Directors a wide and varying set of experiences. He is a former astronaut, having completed two space shuttle missions, and recently honored as the 2022 recipient of the National Space Grant Distinguished Service Award. In addition, Dr. Harris is an internal medicine physician, which allows him to bring to the Board of Directors the perspective of an experienced healthcare professional. Dr. Harris’ service as Managing Partner of a venture capital firm also has afforded him with a wide range of experience in operating healthcare and technologies companies, and in investing in a variety of emerging technologies and informatics in the broad healthcare market. His service on the boards of National Academy of Medicine, the Texas Medical Center, and St. Luke’s Health System – Texas Division, provides him with a deep understanding of healthcare and healthcare services businesses, which he applies as chair of the Compliance Committee. Also, Dr. Harris has over a decade of experience with the Company, providing him with comprehensive knowledge of the Company and its structure, policies and management team.

Ms. Motsenbocker brings to the Board of Directors a wealth of experience structuring and arranging syndicated loans and other capital raising ventures during her more than 35 years of service at J.P. Morgan Chase, a global financial services company. She provides the Board of Directors with a thorough understanding of the capital markets. Ms. Motsenbocker’s experience in financial services also provides her with extensive finance and accounting knowledge. In addition, her service on the HR and Compensation Committee of Children’s Health System of Texas, one of the nation’s largest pediatric healthcare systems, provides her with experience with a healthcare company’s various human resources and compensation programs and strategies.
Mr. Swanson brings to the Board of Directors his insight into the healthcare industry generally, and outpatient physical therapy business specifically as a result of his decades of leadership experience as a physical therapist and as chief executive at the Company’s largest clinic partnership, STAR Physical Therapy in Tennessee. Mr. Swanson uses this experience to advise the Board of Directors on industry and clinical related issues as well as compliance related matters which he applies to his service on the Compliance Committee.
Mr. Trier has extensive experience in managing publicly traded companies in services industries. He brings to the Board of Directors an in-depth knowledge of the regulatory and competitive environment of the healthcare industry, having served for many years as a director of St. Luke’s Health System, an operator of several hospitals in the greater Houston area, and the Baylor St. Luke’s Medical Center joint venture. Mr. Trier’s past service on the boards of directors of many other companies provides him with experience in corporate governance, audit, accounting and internal controls, and risk oversight, which he applies this experience in his service on the Board of Directors. Also, Mr. Trier has over a decade of experience with the Company, providing him with comprehensive knowledge of the Company and its structure, policies and management team. In addition, his experience as a certified public accountant and partner in a national accounting firm gives him insight and experience on accounting and financial matters, which he utilizes in his role as a chair of the Audit Committee.
Ms. Ham has extensive leadership experience in executive positions in healthcare technology companies, having served in executive leadership positions at WebPT, Healtheon, and Medicity, providers of health care technology solutions and tools to the health care provider industry. Ms. Ham brings to the Board of Directors an in- depth knowledge of the functioning of health care companies, and how technology solutions enhance communication, efficiencies and patient care, processed clinic practices and the regulatory and broad business environment of the healthcare industry. Ms. Ham’s experience in the health care technology sector and with national health care insurance payers gives her the insight to advise the Board of Directors on a variety of business and strategy matters, and the use of ever-changing technological solutions to enhance business operations and patient care.
The persons named on the proxy card will vote FOR all of the nominees for director listed above unless you withhold authority to vote for one or more of the nominees. Under current regulations, a broker is prohibited from voting for directors without receiving instructions from you. As required by Nevada law, nominees will be elected by a plurality of the votes cast at the Annual Meeting. Abstentions and broker non-votes will not be treated as a vote for or against any particular nominee and will not affect the outcome of the election of directors. However, pursuant to the Company’s Corporate Governance Guidelines, in any uncontested election of directors, a nominee who receives more “withhold” votes than FOR votes shall tender his or her resignation to the Board. The Governance and Nominating Committee of the Board of Directors will promptly accept such resignation unless there are, in its opinion, highly unusual or mitigating circumstances, in which case the Governance and Nominating Committee may, by unanimous vote of its disinterested members, recommend to the Board to reject the tendered resignation, and the Board will promptly act on, without being bound to accept, that recommendation.
All of the nominees have consented to serve as directors. Our Board has no reason to believe that any of the nominees will be unable to act as a director. However, if any director is unable to serve, the Board may designate a substitute. If a substitute nominee is named, the persons named on the proxy card will vote FOR the election of the substitute nominee.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE
ELECTION OF THE EIGHT NOMINEES FOR DIRECTOR NAMED IN THIS PROXY STATEMENT.

CORPORATE GOVERNANCE AND BOARD MATTERS
Board Leadership Structure
Our Board is led by an independent Chairman and currently includes six other nominee independent directors. Messrs. Brookner and Chapman will also continue to serve as independent members on the Board of Directors through the date of the Annual Meeting. Mr. Reading, our Chief Executive Officer, is not independent. We believe this leadership structure enhances the accountability of the executive management to the Board. Because seven of the eight members of our Board nominated for election are considered independent, we believe the Board will continue to be independent from management.
Board Oversight of Risk
Our management is responsible for the Company’s day-to-day risk management activities. Our Board, which functions in an oversight role in risk management, focuses on understanding the nature of the risks inherent in our business, including our operations, strategic directions and overall risk management systems. Our Board receives periodic updates on our business operations, financial results, strategy and specific risks related to our business. These updates are communicated through monthly correspondence and presentations by management at Board meetings and through discussions with appropriate management compliance and audit personnel at the meetings of the Board’s Compliance Committee.
Independent Directors
The Board has affirmatively determined that each of the eight nominees to the Board of Directors, other than Mr. Reading, has no relationship with the Company or its subsidiaries that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and are independent, as defined in the NYSE listing standards. Specifically, the Board determined that the foregoing seven nominees are “independent” as defined in the NYSE listing standards, and that the directors comprising the Company’s Audit Committee are “independent” as defined in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “ Exchange Act”) and the directors comprising the Compensation Committee are “independent” as defined in Rule 10C-1 under the Exchange Act.
Attendance at Board Meetings and Board Committees
The Board of Directors conducts its business through its meetings and through meetings of certain committees of the Board of Directors. The Board of Directors is comprised of a majority of independent directors as required by the NYSE listing standards and is required to meet at least four times per year. In addition, the independent directors periodically meet as a group in executive session, with the Chairman of the Board presiding over such meetings.
The Board has the following standing committees: (i) Governance and Nominating Committee, (ii) Compliance Committee, (iii) Compensation Committee, and (iv) Audit Committee. During 2022, the Board of Directors met seven times, the Governance and Nominating Committee met three times, the Compliance Committee met four times, the Compensation Committee met twelve times and the Audit Committee met seven times. Each of our directors participated in at least 75% of the aggregate meetings of the Board of Directors and the committees on which he or she served.
These committees are constituted as follows:
Governance and Nominating Committee
The Governance and Nominating Committee currently consists of Messrs. Kuntz (Chairman), Harris and Trier, all of whom have been determined to be “independent,” as defined in the NYSE listing standards and the rules of the SEC. The function of the committee is to select, screen and recommend to the full Board nominees for election as directors, including any nominees proposed by stockholders who have complied with the procedures described below. The committee also has ongoing responsibility for oversight review of Board performance and ensuring each Board member’s continuing commitment to the Board and the Company’s goals and objectives. Additional functions include regularly assessing the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event vacancies are anticipated, or otherwise arise, the committee will consider various potential candidates for director. Candidates may come to the attention of the committee through current

Board members, stockholders, or other persons. The committee may also hire third parties to identify, to evaluate, or to assist in identifying or evaluating potential nominees should it be determined necessary. The committee is required to meet at least annually and operates under a written charter, a copy of which is available on our website at www.usph.com.
Nomination Criteria. In its consideration of Board candidates, the Governance and Nominating Committee considers the following criteria: the candidate’s general understanding of the healthcare sector, marketing, finance and other disciplines relevant to the success of a publicly-traded company; strategic business contacts and regard or reputation in the community, other board affiliations, industry and civic affairs; financial, regulatory and business experience; integrity, honesty and reputation; size of the Board of Directors; and regulatory obligations. In addition, as part of the Board Diversity Policy, the Board memorialized its commitment to consider diversity, including race and gender, in identifying candidates for appointment to the Board, and to strive to include women and people of color in each candidate pool for future Board seats.
In the case of incumbent directors whose terms of office are set to expire, the committee reviews each such director’s overall service to the Company during said director’s terms, including the number of meetings attended, level of participation, quality of performance, and whether the director continues to meet the independence standards set forth in the applicable SEC rules and regulations and the NYSE listing standards. In the case of new director candidates, the questions of independence and financial expertise are important to determine which roles can be performed by the candidate, and the committee preliminarily determines whether the candidate meets the independence standards set forth in the SEC rules and regulations and the NYSE listing standards, and the level of the candidate’s financial expertise. In accordance with the Company’s Corporate Governance Guidelines, incumbent directors who have achieved the age of 78 as of the date of the Annual Meeting shall not be eligible for re-election to the Board at such Annual Meeting without the unanimous consent and approval of the Board. Newly proposed nominees for director who have achieved the age of 77 as of the date of the Annual Meeting shall not be eligible for nomination, appointment or election to the Board. Candidates are first screened by the committee, and if approved by the committee, then they are screened by other members of the Board. The full Board approves the final nomination(s) based on recommendations from the committee. The Chairman of the Board, acting on behalf of the full Board, will extend the formal invitation to become a nominee of the Board of Directors.
Stockholder Nomination Procedures. The Governance and Nominating Committee will consider director candidates recommended by the stockholders. Generally, for a stockholder of the Company to make a nomination to be included in the proxy statement, he or she must give written notice to our Secretary so that such notice is received at least 120 calendar days prior to the first anniversary of the date the Company’s proxy statement is sent to the stockholders in connection with the previous year’s annual meeting of stockholders. If no annual meeting of stockholders was held in the previous year (or if the date of the annual meeting of stockholders was changed by more than 30 calendar days from the date of the previous year’s annual meeting), the notice must be received by the Company within a reasonable period prior to the time the Company begins to print and send its proxy materials for the applicable annual meeting. The stockholder’s notice must set forth as to each nominee: (i) the name, age, business address and residence address of such nominee, (ii) the principal occupation or employment of such nominee, (iii) the number of shares of our common stock which are beneficially owned by such nominee, and (iv) any other information relating to such nominee that may be required under federal securities laws to be disclosed in solicitations of proxies for the election of directors (including the written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serve as a director if elected) . The stockholder’s notice must also set forth as to the stockholder giving notice: (a) the name and address of such stockholder and (b) the number of shares of our common stock which are beneficially owned by such stockholder.
If the information supplied by the stockholder is deficient in any material aspect or if the foregoing procedure is not followed, the chairman of the applicable annual meeting may determine that such stockholder’s nomination should not be brought before the meeting and that such nominee is not eligible for election as a director of the Company. The Governance and Nominating Committee will not alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder.
No stockholder nominations were received in connection with the Annual Meeting.

Compliance Committee
The Compliance Committee currently consists of five directors. The current members of the committee are Dr. Harris (Chairman), Mr. Brookner, Mr. Chapman, Ms. Gilmartin and Mr. Swanson. Messrs. Brookner and Chapman will retire from the Board of Directors effective as of the Annual Meeting. Dr. Harris, Mr. Swanson and Ms. Gilmartin all have been determined to be “independent,” as defined in the NYSE listing standards and the rules of the SEC. As more fully described in the Compliance Committee Charter, which can be found on our website at www.usph.com, the committee has general oversight of our Company’s compliance with the legal and regulatory requirements regarding healthcare operations. The Chairman of the committee is provided with information regarding calls received on the Company’s compliance hotline and reports findings to the committee. The committee relies on the expertise and knowledge of management, especially our Chief Compliance Officer, who regularly communicates with the Chairman of the committee, and other compliance, management, operations and/or legal personnel. The committee meets at least four times a year and as necessary to carry out its responsibilities and reports periodically to the Board of Directors regarding its actions and recommendations. The committee reviews and assesses the activities and findings of clinic internal audits, reviews reports of material noncompliance and reviews and approves corrective actions proposed by management.
Compensation Committee
The current members of the Compensation Committee are Mr. Chapman (Chairman), Ms. Gilmartin and Mr. Kuntz. Mr. Chapman will retire from the Board of Directors effective as of the date of the Annual Meeting. All of the Compensation Committee members have been determined to be “independent,” as defined in the NYSE listing standards and the rules of the SEC. As more fully described in the Compensation Committee Charter, which can be found on our website at www.usph.com, the committee is responsible for, among other things:
•	establishing goals and objectives relevant to incentive compensation awards (annual and long-term) for the Chief Executive Officer and other senior executive officers of the Company;
•
evaluating the Chief Executive Officer’s and other senior executive officers’ performance and the overall corporate performance in light of these goals and objectives and approve any incentive compensation for such executives;

•	determining any periodic adjustments to be made in the Chief Executive Officer’s and other senior executive officers’ base salary level based on the committee’s evaluation thereof;
•
reviewing, for officers of the Company other than the senior executives, the proposed salary levels and annual adjustments thereto and the incentive compensation plans formulated by senior executive management and the annual bonus payments to be made thereunder, and providing input and advice to senior executive management with respect to these compensation decisions;

•	approving all executive perquisites and any special benefit plans to be made available to senior executive officers;
•	advising on compensation of non-employee members of the Board; and
•	administering the Company’s equity compensation plans and approving grants to executive officers, employees, directors, and consultants under such plans.
The committee may delegate its responsibilities to subcommittees of one or more directors. The committee meets at least two times a year to carry out its responsibilities. The Company’s Chief Executive Officer and the other executive officers named in the Summary Compensation Table (collectively, the “Named Executive Officers” or the “NEOs”) and other senior executives are not permitted to be present during any deliberations or voting with respect to his or her compensation. The committee’s processes and procedures for determining executive compensation are described below under “Compensation Discussion and Analysis.”

Audit Committee
The Audit Committee currently consists of Messrs. Trier (Chairman), Brookner, Harris and Kuntz, and Ms. Motsenbocker. Mr. Brookner will retire from the Board effective as of the date of the Annual Meeting. Our Board of Directors has determined that at least one member of the committee is an “audit committee financial expert” as required under the rules of the SEC. As more fully described in the Audit Committee Charter, which can be found on our website at www.usph.com, the committee is responsible for, among other things:
•	overseeing our financial reporting processes, including the quarterly reviews and annual audits of our financial statements by the independent auditors;
•	the appointment, compensation, retention and oversight of the work of the independent auditors;
•	pre-approving audit and permitted non-audit services, and related fees and terms of engagement, provided by the independent auditors;
•	reviewing with management and independent auditors issues relating to disclosure controls and procedures and internal control over financial reporting; and
•	reviewing the internal audit department responsibilities, budget, staffing and the scope and results of internal audit work.
The Audit Committee Charter requires that the committee consist of at least three independent members of our Board and that the committee meet at least four times per year on a quarterly basis. At each regular Audit Committee meeting, the committee meets privately with management and with the independent auditors.
Compensation Committee Interlocks and Insider Participation
The current members of the Compensation Committee are Messrs. Chapman (Chairman) and Kuntz and Ms. Gilmartin. None of the members of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries and none of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had an executive officer who served as a member of our Board of Directors or Compensation Committee during 2022.
Codes of Conduct and Procedures Regarding Related Party Transactions
Codes of Conduct
Our Board has approved and we have adopted a Code of Business Conduct and Ethics for our officers and all employees, an additional Code of Business Conduct and Ethics which is applicable to our directors, and Corporate Governance Guidelines. The Codes and Corporate Governance Guidelines are available on our website at www.usph.com. Our Board, or a committee of its independent members, is responsible for reviewing and approving or rejecting any requested waivers to the Codes, as such waivers may apply to our directors and officers. Neither the Board, nor a committee of its independent members, received any requests for waivers or amendments to the Codes in 2022 and none were granted. Any waivers of these Codes for directors, officers and employees will be disclosed in a Form 8-K filed with the SEC, which will be available on the SEC’s website at www.sec.gov. The Code applicable to directors requires each director to disclose to the Board any interest he or she may have in a potential transaction, arrangement or agreement to which the Company is or will be a party, and refrain from participating directly or indirectly in the transaction unless the Board approves such participation with all interested directors abstaining from the consideration and deliberation of, and any votes concerning, such matter.
Our Board has further approved and we have adopted an additional Code of Business Conduct and Ethics, applicable to our Chief Executive Officer, Chief Financial Officer and senior financial officers, relating to dealings with our auditors and the preparation of our financial statements and other disclosures made to the public under SEC rules and regulations. This Code is available on our website at www.usph.com. The Board, or a committee of its independent members, is responsible for reviewing and approving or rejecting any requested waivers from, and amendments to, this Code. Neither the Board, nor a committee of its independent members, received any requests for waivers or amendments to the Code in 2022, and none were granted. Any waivers from, and amendments to, the Code will be disclosed in a Form 8-K filed with the SEC, which will be available on the SEC’s website at www.sec.gov. The Code requires the officers to disclose directly to the Audit Committee any conflicts of interest, including any material transaction or relationship involving a potential conflict of interest.

Certain Relationships and Related Transactions
The charter of the Audit Committee requires that the Audit Committee review and approve all insider and affiliated party transactions. There were no such transactions during 2022.
Communications with the Board of Directors and Attendance at Annual Meeting
The Board of Directors maintains an informal process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors should send any communication to our Secretary, at our principal executive offices, 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.
The Board of Directors also maintains an informal process for interested persons to communicate directly with the independent directors who periodically meet as a group in executive session. In the event an interested party wants to communicate directly with our Chairman (who presides over the executive sessions) or with the independent directors as a group, the interested party should send such communication to the attention of Chairman of the Board, labeled “CONFIDENTIAL”, to our principal executive offices.
Although the Company does not have a formal policy requiring them to do so, all of the members of our Board of Directors are encouraged to attend our annual meeting of stockholders. At the 2022 annual meeting all of our directors participated.
Stockholder Engagement
We regularly engage with our stockholders about our business and operations. Over the past year executive management met with or spoke to most of its major shareholders and numerous smaller holders representing well over a majority of the Company’s outstanding common stock. Management received shareholders input as to various corporate issues including their opinion concerning corporate governance and other business matters. Topics discussed included composition of our board of directors including experience, tenure, age, diversity and remuneration, as well as management pay including incentive compensation. Other topics included business outlook and strategy, acquisition criteria, dividend policy, employee retention, adaptation of our workforce to remote environments, and environmental, social and governance matters.
From time to time, we have had communications with certain institutional shareholder representatives regarding the Board composition and the Board’s commitment to continue to attract and retain directors with diverse backgrounds. In response to stockholder engagement, the Board of Directors memorialized its commitment to further enhancing Board diversity by adopting a Board Diversity Policy, which is posted on the Company’s website as part of the Corporate Governance Guidelines. The Company and the Board of Directors are committed to enhancing diversity on the Board, as the Company’s two most recently appointed directors, Ms. Gilmartin and Ms. Motsenbocker, are female and both are nominated for reelection at this Annual Meeting. Another female, Ms. Ham, is also nominated for director in this Proxy Statement. The Company also indicates in the Proxy Statement the gender and race/ethnicity of its director nominees.
In recent years, we had several communications with Institutional Shareholder Services (“ISS”), a proxy advisory firm, about issues of importance to them, including our executive compensation practices and our corporate governance. The most consistent comments we received related to the age and diversity of our directors, plurality voting in election of directors, and the preference to avoid “single-trigger” benefits for our executive officers.
Pursuant to Nevada law and the Company’s bylaws, director nominees are elected by a plurality of votes cast at our Annual Meeting. In response to stockholder feedback, we amended the Company’s Corporate Governance Guidelines to provide that, in any uncontested election of directors, a nominee who receives more “withhold” votes than FOR votes shall tender his or her resignation to the Board.
Finally, the Company has taken steps in response to stockholder feedback regarding executive “single- trigger” benefits for its executive officers. To address this feedback, (i) the Company amended and restated the employment agreements with its executive officers to modify the change in control payment benefit to a “double-trigger” benefit, such that the payment becomes due only if there is both a change in control and a termination event involving the particular executive officer, and (ii) the Compensation Committee approved a new form of restricted stock agreement for future restricted stock grants to its executive officers which modifies the single-trigger provision that accelerates unvested restricted stock upon on a change of control, such that the revised provision provides for acceleration of vesting on such newly granted unvested stock only upon a “double-trigger” (i.e., both a change of control and a termination event). The modified form of restricted stock agreement has been utilized for all restricted stock grants to executive officers since 2019. The Compensation Committee has incorporated into its compensation philosophy a desired intent to avoid future “single-trigger” benefits.
Environmental, Social and Governance Matters
The Company is committed to serving our patients, people and communities in a sustainable and responsible manner. At every level of our organization, we recognize the importance of being good corporate citizens. Where possible, we look to optimize our operations to ensure that we can reduce our environmental impact while developing our people and helping our patients.
We believe that sound corporate citizenship starts with the integration of environmental, social and governance (“ESG”) considerations into our corporate and risk management strategies. Doing so aligns the Company’s interests with our long-term success, that of our trusted partners and all stakeholders. ESG efforts are led internally by the Company’s ESG working group comprised of senior leaders from legal, operations, finance and human resources. The Board of Directors is overseeing our ESG efforts and will receive periodic updates and reports on our efforts.
Given the nature of our Company's business, our ESG focus has primarily been in the social and governance areas. We are committed to enhancing the health and wellness of patients in the communities within which we operate, utilizing a well-trained and diverse employee base. At its core, our Company is all about the well-being of our patients and our employees. Our ESG efforts also focus on overall governance, which includes having a diverse, experienced and independent Board of Directors to lead the Company, as well as taking steps to enhance cybersecurity and protect patient health information.
The Company continues to grow in our ESG journey. We are committed to looking for ways to expand our efforts and reporting taking into account feedback from key stakeholders. During 2022, we commenced an initiative to establish an inaugural ESG report detailing our initial process and philosophy regarding ESG. That initial ESG Report, which was published during 2022, aligns with the Sustainability Accounting Standards Board (SASB) standards for our industry. Our initial ESG Report is available on our website at https://www.usph.com.

DIRECTOR COMPENSATION TABLE
The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company’s directors who are not Named Executive Officers during the fiscal year ended December 31, 2022.
Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Mark J. Brookner	$58,750	$163,712	$222,462
Harry S. Chapman	$83,000	$163,712	$246,712
Dr. Bernard A. Harris, Jr.	$78,000	$163,712	$241,712
Kathleen A. Gilmartin	$65,000	$163,712	$228,712
Edward L. Kuntz	$155,000	$163,712	$318,712
Anne B. Motsenbocker	$50,000	$163,712	$213,712
Regg E. Swanson	$50,000	$163,712	$213,712
Clayton K. Trier	$80,500	$163,712	$244,212
(1)	Includes Retainer Fees, Chairman Fees and Meeting Fees.
(2)
A total of 1,600 shares of restricted common stock were granted to each director under the terms of the Stock Incentive Plan. The restrictions lapsed as to 400 shares on each of July 1, 2022, October 1, 2022, January 1, 2023 and April 1, 2023. Amounts shown are the grant date fair value of the awards computed in accordance with FASB ASC Topic 718, which amounted to $102.32 per share. Assumptions used in the calculation of these amounts are included in “Note 16 — Equity Based Plans” of the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K filed with SEC on February 28, 2023.

Compensation of Directors
During 2022, each of our non -employee directors received a quarterly retainer fee (“Retainer Fee”) for serving as a member of our Board of Directors. The Retainer Fee was $11,250 for each of the four quarters of 2022. In addition, non-employee directors are paid $1,250 for each committee meeting attended in person or telephonically (hereinafter referred to as “Meeting Fees”). In addition to the Retainer Fee, the Chairman of our Board of Directors, is paid an annual fee of $70,000, the Chairman of our Governance and Nominating Committee is paid an annual fee of $15,000, the Chairman of the Audit Committee is paid an annual fee of $23,000, the Chairman of the Compensation Committee is paid an annual fee of $18,000, and the Chairman of the Compliance Committee is paid an annual fee of $18,000 (hereinafter all referred to as “Chairman Fees”). Directors are also reimbursed for their out-of-pocket travel and related expenses incurred in attending Board and committee meetings. Mr. Reading is not compensated separately for serving on our Board. In addition, in May 2022, each of the non-employee directors who were elected at the 2022 annual meeting received a grant of 1,600 shares of restricted stock, under the terms of the Stock Incentive Plan. The restrictions on 400 shares of this grant lapsed on each of July 1, 2022, October 1, 2022, January 1, 2023 and April 1, 2023.

STOCK OWNERSHIP
Stock Owned by Directors, Nominees and Executive Officers
The following table shows the number and percentage of shares of our common stock beneficially owned by our directors, Named Executive Officers and all current directors and Executive Officers as a group as of April 2, 2023. Each person has sole voting and investment power for the shares shown below unless otherwise indicated.
Name of Beneficial Owner	Number of Shares Owned(1)	Percent of Common Stock Outstanding
Directors:
Edward L. Kuntz	8,680	0.1%
Chairman of the Board
Christopher J. Reading	84,638(2)	0.6%
President, Chief Executive Officer and Director
Mark J. Brookner	13,830	0.1%
Harry S. Chapman	6,740	0.1%
Kathleen A. Gilmartin	12,880	0.1%
Dr. Bernard A. Harris, Jr	15,702	0.1%
Anne B. Motsenbocker	2,600	0.0%
Regg E. Swanson	15,876(3)	0.1%
Clayton K. Trier	7,470	0.1%

Non-Director Executive Officers:
Richard S. Binstein	9,906(4)	0.1%
Executive Vice President, General Counsel and Secretary
Carey P. Hendrickson	14,886(5)	0.1%
Chief Financial Officer
Graham D. Reeve	25,305(6)	0.2%
Chief Operating Officer - West
Eric J. Williams	12,714(7)	0.1%
Chief Operating Officer - East
All current directors and executive officers as a group (13 persons)	231,227	1.8%
(1)	There are no outstanding stock options.
(2)	Includes 30,731 shares of common stock granted as restricted stock in which the restrictions will lapse as follows:
7/1/2023	3,473	1/1/2024	3,485	1/1/2025	2,575	1/1/2026	1,875
10/1/2023	3,473	4/1/2024	2,575	4/1/2025	1,875	4/1/2026	625
		7/1/2024	2,575	7/1/2025	1,875	7/1/2026	625
		10/1/2024	2,575	10/1/2025	1,875	10/1/2026	625
						1/1/2027	625
(3)	7,596 of these shares of our common stock are held by Regg E. Swanson Revocable Trust, of which Mr. Swanson is the trustee and beneficiary.
(4)	Includes 8,938 shares of common stock granted as restricted stock in which the restrictions will lapse as follows:
7/1/2023	968	1/1/2024	968	1/1/2025	734	1/1/2026	542
10/1/2023	968	4/1/2024	733	4/1/2025	539	4/1/2026	234
		7/1/2024	733	7/1/2025	539	7/1/2026	234
		10/1/2024	733	10/1/2025	539	10/1/2026	234
						1/1/2027	240
(5)	Includes 10,064 shares of common stock granted as restricted stock in which the restrictions will lapse as follows:
7/1/2023	932	1/1/2024	932	1/1/2025	702	1/1/2026	714
10/1/2023	932	4/1/2024	932	4/1/2025	702	4/1/2026	234
		7/1/2024	932	7/1/2025	702	7/1/2026	234
		10/1/2024	940	10/1/2025	702	10/1/2026	234
						1/1/2027	240

(6)	Includes 15,338 shares of common stock granted as restricted stock in which the restrictions will lapse as follows:
7/1/2023	1,724	1/1/2024	1,730	1/1/2025	1,286	1/1/2026	952
10/1/2023	1,724	4/1/2024	1,286	4/1/2025	936	4/1/2026	312
		7/1/2024	1,286	7/1/2025	936	7/1/2026	312
		10/1/2024	1,286	10/1/2025	936	10/1/2026	312
						1/1/2027	320
(7)	Includes 10,636 shares of common stock granted as restricted stock in which the restrictions will lapse as follows:
7/1/2023	902	1/1/2024	902	1/1/2025	902	1/1/2026	632
10/1/2023	902	4/1/2024	902	4/1/2025	902	4/1/2026	312
		7/1/2024	902	7/1/2025	908	7/1/2026	312
		10/1/2024	902	10/1/2025	624	10/1/2026	312
						1/1/2027	320
Stock Owned by Certain Beneficial Holders
The table below shows the ownership of shares of common stock by persons known to us to beneficially own more than 5% of our common stock.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
BlackRock, Inc	2,081,499(1)	15.9%
55 East 52nd Street
New York, NY 10055

Kayne Anderson Rudnick Investment Management LLC	1,531,533(2)	11.7%
1800 Avenue of the Stars, 2nd floor
Los Angeles, CA 90067

T. Rowe Price Associates, Inc.	29,108(3)	0.2%
100 East Pratt St.
Baltimore, MD 21202

T. Rowe Price Investment Management, Inc.	915,831(4)	7.0%
100 East Pratt St.
Baltimore, MD 21202

The Vanguard Group	922,576(5)	7.1%
100 Vanguard Blvd.
Malvern, PA 19355

Morgan Stanley	656,785(6)	5.0%
1585 Broadway
New York, NY 10036
(1)
BlackRock, Inc. has sole voting power over 2,066,534 of the shares and sole dispositive power over 2,081,499 of the shares as disclosed in a Schedule 13G/A filed on January 24, 2023. Various persons associated with BlackRock, Inc. have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the company. The interest of one such person, iShares Core S&P Small-Cap ETF, is more than five percent of the total outstanding common stock.

(2)
Kayne Anderson Rudnick Investment Management LLC has sole voting power over 341,476 of the shares, shared voting power over 1,147,033 of the shares (shared with Virtus Investment Advisors), sole dispositive power of 384,500 of the shares and shared dispositive power of 1,147,033 of the shares (shared with Virtus Investment Advisors) as disclosed in a Schedule 13G/A filed on February 14, 2023. Virtus Equity Trust (on behalf of Virtus KAR Small Cap Growth Fund) is deemed to share voting power over 1,085,500 of the shares. Kayne Anderson Rudnick Investment Management, LLC (an investment adviser registered under the Investment Advisers Act of 1940), and Virtus Investment Advisers, Inc. (an investment adviser registered under the Investment Advisers Act of 1940) and Virtus Equity Trust (on behalf of Virtus KAR Small-cap Growth Fund), a Delaware statutory trust, jointly filed the statement on Schedule 13G. With respect to securities owned by Kayne Anderson Rudnick Investment Management LLC and Virtus Investment Advisors, only the custodian for such investment company, has the right to receive dividends paid with respect to, and proceeds from sale of, such securities. No other person is known to have such right, except that the shareholders of such investment companies participate proportionately in any dividends or distributions so paid.

(3)
T. Rowe Price Associates, Inc. (“Price Associates”) has sole voting power over 26,108 of the shares and sole dispositive power over 29,108 of the shares as disclosed in Schedules 13G and13G/A both filed on February 14, 2023 (“T. Rowe Filing”). Price Associates does not serve as custodian of the assets of any of its clients accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients for which Price Associates serves as investment adviser (“T. Rowe Price Funds”). Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. Except as noted in the T. Rowe Filing with one of the registered investment companies sponsored by Price Associates for which it also serves as investment advisor, not more that 5% of the common stock of the Company is owned by any one client subject to the investment advice of Price Associates. With respect to the common stock of the Company owned by any one of the T. Rowe Price Funds, only the custodian for each of such Fund, has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right, except the shareholders of each such Fund participate proportionately in any dividends and distributions so paid.
(4)
T. Rowe Price Investment Management, Inc. (“Price Investment Management”) has sole voting power over 248,388 of the shares and sole dispositive power over 915,831 of the shares as disclosed in Schedules 13G and13G/A both filed on February 14, 2023 (“T. Rowe Investment Management Filing”). Price Investment Management does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client's custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which Price Investment Management serves as investment adviser. Any and all discretionary authority which has been delegated to Price Investment Management may be revoked in whole or in part at any time. Except as may be indicated if the T. Rowe Price Management Filing, with one of the registered investment companies sponsored by Price Investment Management which it also serves as investment adviser (“T. Rowe Price Funds”), not more than 5% of the class of such securities is owned by any one client subject to the investment advice of Price Investment Management. With respect to securities owned by any one of the T. Rowe Price Funds, only the custodian for each of such Funds has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right, except that the shareholders of each such Fund participate proportionately in any dividends and distributions so paid.

(5)
The Vanguard Group, Inc. (“Vanguard”) has sole voting power over none of the shares, shared voting power over 21,740 of the shares, sole dispositive power of 889,728 of the shares and shared dispositive power of 32,848 of the shares as disclosed in a Schedule 13G/A filed on February 9, 2023. The Vanguard clients, including investment companies registered under the Investment Company Act of 1940, as amended, and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities.

(6)
Morgan Stanley has sole voting power over none of the shares, shared voting power over 616,571 of the shares, sole dispositive power over none of the shares and shared dispositive power of 655,783 of the shares as disclosed in a Schedule 13G filed on February 10, 2023.

EXECUTIVE OFFICERS
The current executive officers of the Company are as follows:
Name	Position
Christopher J. Reading	President and Chief Executive Officer
Richard S. Binstein(1)	Executive Vice President, General Counsel and Secretary
Carey P. Hendrickson	Chief Financial Officer
Graham D. Reeve	Chief Operating Officer - West
Eric J. Williams	Chief Operating Officer - East
(1)	Appointed as an executive officer on March 17, 2022.
For information concerning Mr. Reading see “Proposal 1 — Election of Directors” above. For 2022, Mr. Reading, Mr. Hendrickson, Mr. Reeve, Mr. Williams and Mr. Binstein are deemed the Named Executive Officers.
Graham D. Reeve, 59, was appointed as Chief Operating Officer - East effective March 5, 2018, and subsequently changed his title to Chief Operating Officer – West effective as of July 1, 2021. From 2009 until the end of 2017, Mr. Reeve served as Chief Executive Officer of The Baptist Health System, an 1,800 bed six hospital system located in San Antonio, TX, which is a part of Tenet Healthcare. From 1995 to 2003, Mr. Reeve was employed by HealthSouth Corporation, a provider of outpatient surgery, diagnostic imaging, and rehabilitative healthcare services. From 1989 through 1995, Mr. Reeve was employed by Caremark Physical Therapy. Mr. Reeve is a physical therapist.
Eric S. Williams, age 58, was appointed as Chief Operating Officer – East effective July 1, 2021. From 2018 through April, 2021, Mr. Williams served as President and Chief Operating Officer for Omni Ophthalmic Management Consultants (OOMC), an ophthalmology management services organization. From 2010 until 2018, Mr. Williams served in the roles of Chief Operating Officer and then Chief Executive Officer of Drayer Physical Therapy Institute, LLC, an outpatient physical therapy provider with a network of over 150 clinics in 14 states. Prior to his role at Drayer, Mr. Williams served as Executive Vice President and Chief Operating officer at Care One, a provider of nursing home and long-term care services. From 2007 through 2009, Mr. Williams served as Executive Vice President of Operations for Physiotherapy Associates, Inc., a national outpatient physical therapy provider, and from 2003 through 2007 served as Chief Operating Officer of Benchmark Medical, Inc., also a national provider of outpatient physical therapy services which merged with Physiotherapy in 2007. Prior to that time, Mr. Williams held senior management positions at HealthSouth, at the time the largest national provider of outpatient physical therapy services in the United States.
Carey P. Hendrickson, 60, was appointed as Chief Financial Officer effective November 9, 2020. Mr. Hendrickson served as the Chief Financial Officer of Capital Senior Living Corporation (subsequently renamed Sonida Senior Living - NYSE:SNDA), one of the nation’s largest operators of independent living, assisted living and memory care communities for senior adults from May 2014 until he began working for the Company. From 2010 through 2014, he served as the Senior Vice President/Chief Financial Officer and Treasurer of Belo Corp., (“Belo”), a television company that owned and operated network -affiliated television stations and their associated websites. Prior to serving in such capacity, Mr. Hendrickson served Belo in various roles including Senior Vice President/Chief Accounting Officer, Vice President/Human Resources, Vice President/Investor Relations and Corporate Communications, and Vice President/Strategic & Financial Planning. He began his career with KPMG LLP and was the director of financial planning for Republic Financial Services before joining Belo in 1992.
Richard S. Binstein, age 62, was appointed as Executive Vice President effective March 17, 2022, and continues to serve as the Company’s General Counsel and Secretary, his positions since joining the Company in 2011. From 2001 through 2010, Mr. Binstein served as Vice President, General Counsel and Secretary for Physiotherapy Associates, Inc. (and its predecessor, Benchmark Medical, Inc.), a national provider of outpatient physical therapy services. From 1997 through 2000, Mr. Binstein served as Assistant General Counsel and then General Counsel of NovaCare, Inc., a national provider of rehabilitation services. Mr. Binstein practiced law in a law firm setting from 1986 through 1996.

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee, composed entirely of independent directors, administers the Company’s executive compensation program. The role of the committee includes establishing and overseeing compensation and benefit programs for our executive officers, including the Chief Executive Officer and the other executive officers listed above. The committee also evaluates the performance of the Chief Executive Officer and reviews the performance of our other executive officers every year. Based upon these performance evaluations, the committee establishes compensation for the Chief Executive Officer and other executive officers, and executive management consults with the committee with respect to compensation levels and plans for key employees. Elements of our executive compensation program include: base salary; annual cash incentive compensation; long-term equity incentive awards; post-employment benefits; and benefits and perquisites.
In establishing and overseeing the program, the committee’s goal is to ensure that we can attract and retain superior management talent critical to our long-term success. To ensure that executive compensation is aligned with the performance of the Company and the interests of its stockholders, a significant portion of compensation available to executives is linked directly with financial results and other factors that influence stockholder value.
Compensation Support
Our management, our Human Resources department, and our outside consultants, from time to time, support the committee in discharging its duties. In performing duties relating to the development and administration of our executive compensation program, our Human Resources department and the committee periodically review matters that relate to the competitive position, value and design of our short-term and long-term incentive compensation plans, performance goals and rewards available at various levels of performance.
Under its charter, the committee also may retain, at the Company’s expense, compensation consultants to provide independent advice and counsel directly to the committee.
Peer Group Compensation
In evaluating appropriate levels of total compensation for the Named Executive Officers, the committee gathers and analyzes data from a variety of sources. While there is not a comparable “peer group” of publicly-traded companies serving the outpatient rehabilitation sector, the committee monitors public information on executive compensation for a number of companies providing various healthcare services which are similar in revenue, volume and market capitalization to the Company. During 2022 and prior years, the Compensation Committee engaged an outside resource to provide executive compensation data published by such other publicly traded companies to assist in its evaluative process regarding compensation levels and programs for the Company's executive officers. The publicly traded companies considered in connection with the establishment of the executive compensation programs for 2022 included 11 publicly traded healthcare companies having a market capitalization in the range of $650 million to $5.3 billion ($2.45 billion mean) and annual revenues in the range of $435.0 million to $2.3 billion ($1.3 billion mean). For each of these companies, the Compensation Committee reviewed base salary information, annual cash incentives, annual equity incentives, and other compensation. In addition, the Compensation Committee considered the relative portion of overall executive compensation consisting of equity compensation as compared to cash compensation, objective versus subjective measures, and how the Company compared to the other publicly-traded companies in areas such as shareholder return, revenue and Adjusted EBITDA growth. Considering all of these factors and comparable company information, the Compensation Committee determined that the 2022 compensation program for the Named Executive Officers appropriately motivates the Company's executives to manage the Company effectively and in a manner that is in the best interests of the Company and its stockholders.
The Compensation Committee believes that this information is useful in evaluating the competitiveness of our executive compensation program.
Limitation on Certain Trades of Company Securities
In addition to the various trading restrictions required of Company directors and certain employees under the Exchange Act, Securities Act of 1933, as amended, and SEC rules, the U.S. Physical Therapy, Inc. Insider Trading Policy restricts certain transactions involving company securities. Among other things, directors, officers, employees and other insiders of the Company are prohibited from entering into certain hedging or monetization transactions regarding Company securities (e.g., the purchase of “put” options, short positions, zero-cost collars or forward sale contracts).

Compensation Philosophy and Objectives
Our compensation policies are designed to enable us to attract, motivate and retain experienced and qualified executives. We seek to provide competitive compensation. Historically, our policy has been to provide a significant component of an executive officers’ compensation through the grant of restricted shares that vest over a number of years. We believe that grants of equity-based incentives to executives and key employees help align the interests of these persons with the interests of our stockholders.
The committee’s policy is to compensate and reward executive officers and other key employees based on the combination of some or all of the following factors, depending on the person’s responsibilities: corporate performance, business unit performance and individual performance. The committee evaluates corporate performance and business unit performance by reviewing the extent to which the Company has accomplished strategic business objectives such as improved profitability, cash flow, management of working capital, improvements in clinic productivity and efficiency, and the overall quality of patient care. The committee evaluates individual performance by comparing actual accomplishments to the objectives established for the individual under the Company’s management development program. The committee determines increases in base salary and annual cash incentive awards based on actual accomplishments during the performance period and determines long-term incentive awards (as detailed below) on criteria documented in the long-term incentive plans.
The committee believes that compensation to executive officers should be aligned closely with the Company’s performance on both a short-term and long-term basis. As a result, a significant portion of compensation to each executive officer is “at risk” and tied to the achievement of financial performance goals, regulatory compliance, improvements in operating efficiency and the quality of care provided, and other quantitative and qualitative factors. The executive compensation program is also designed to incentivize continuous improvements by providing enhanced compensation as results improve. The compensation program for executive officers includes both objective and subjective criteria.
While a significant portion of compensation to the Company’s executive officers is performance-based, the Compensation Committee also believes it prudent to provide competitive base salaries and benefits to attract and retain the management talent necessary to achieve our long-term strategic objectives. The Compensation Committee also considers the compensation practices of certain comparably sized healthcare service companies to ensure that the Company can attract, retain, and reward executive officers whose contributions are critical to our long-term success.
The Compensation Committee has incorporated into its compensation philosophy a desired intent to avoid future “single-trigger” benefits for its executive officers. For example, in the past, the Company had entered into change- in-control commitments with its executive officers that would trigger a certain dollar payment upon such a change of control. However, the Company has not committed to any additional single trigger change-in-control benefits since February 2016 and, in fact, in 2019 the Company and its executive officers amended such executive officers’ respective employment agreements to modify the single-trigger change-in-control benefit to a “double-trigger” benefit, requiring the occurrence of both a change-in-control and a termination of employment.
The Role of Stockholder Say-on-Pay Votes
At the annual meeting of our stockholders held in May 2022, our stockholders were provided with an opportunity to cast an advisory vote on our executive compensation program through a say-on-pay proposal. Approximately 94% of votes cast were in favor of our executive compensation program. The Compensation Committee believes that our compensation program includes a number of features that reflect best practices in the market and that this voting result affirms stockholders’ support of the Company’s general approach in compensating its executive officers. Our Compensation Committee will continue to consider the outcome of the Company’s say-on -pay proposals when making future compensation decisions for our named executive officers. As described in Proposal 3 below, stockholders are being provided with an opportunity to cast an advisory vote on the frequency with which say-on-pay votes are held. The Board of Directors has recommended that future say -on-pay votes be held annually. If stockholders approve annual say-on-pay votes, it is expected that the next such vote will occur at the annual meeting of stockholders for the year ended December 31, 2023.

Current Executive Compensation Program Elements
Base Salaries
Other than the base salary of the Named Executive Officers which were initially set by an employment agreement (see “Employment and Consulting Agreements” below), base salaries of executives are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual and the competitive marketplace for executive talent. Base salaries for executive officers, including those with employment agreements, are reviewed annually by the committee based on, among other things, individual performance and responsibilities, inflation and competitive market conditions.
Annual Cash Incentive Compensation
Based on individual and Company performance, incentive compensation opportunities are available to a wide range of our employees. We believe that incentive compensation is effective in reinforcing both the overall values of our Company and our specific operating goals.
Incentive compensation programs are designed to focus employees’ attention on our key performance goals, to identify the expected levels of performance and to reward individuals who meet or exceed our expectations. The aggregate amounts available for incentive awards are determined by our overall financial performance. The actual awards paid to individual recipients, other than to executive officers, are formulated by management, generally payable on an annual basis and reviewed by the committee prior to payment. The committee formulates and determines incentive awards for Named Executive Officers. See “Summary Compensation Table” below.
For 2022, the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer–West, Chief Operating Officer – East and Executive Vice President and General Counsel (the “2022 Executive Participants”) were eligible to receive cash bonus awards and/or shares of restricted common stock under the Company’s Objective Cash/RSA Bonus Plan and Discretionary Cash/RSA Bonus Plan. For a detailed description of these plans, see the Company’s Current Report on Form 8-K filed with the SEC on March 17, 2022.
Under the Objective Cash/RSA Bonus Plan, the 2022 Executive Participants were eligible to earn a bonus award, payable in cash and/or restricted common stock at the discretion of the Compensation Committee, having a value of up to 75% of their respective base salaries for Messrs. Reading, Williams and Reeve and up to 60% of their respective base salaries for Mr. Hendrickson and Mr. Binstein, dependent upon the Company achieving after-tax operating results in the range of $41,444,797 to $45,314,099 or more. In determining after-tax operating results for purposes of the Objective Cash/RSA Bonus Plan, the Objective Cash/RSA Bonus Plan provides that such determination shall be made before charges or credits for changes in redeemable non-controlling interests, and any extraordinary items and after the compensation expense required to be reported in 2022 related to the incentive plans applicable to the 2022 Executive Participants. Based on the after-tax operating results for the year ended 2022 of $35,034,000, no Objective Cash/RSA Bonus awards for 2022 were made to the 2022 Executive Participants.
Under the Discretionary Cash/RSA Bonus Plan, the Executive Participants were eligible to receive cash bonus awards and/or shares of restricted stock as determined by the Compensation Committee, having a value of up to 50% of their respective base salaries for Mr. Reading, Mr. Williams and Mr. Reeve, and up to 40% of base salary for Mr. Hendrickson and Mr. Binstein. The criteria established for each of the 2022 Executive Participants considered by the Compensation Committee in determining the respective awards for 2022 (the “2022 Executive Subjective Criteria”) were as follows:
Mr. Reading – Chief Executive Officer
1.	Company Leadership
2.	Cost aligned with revenue and volume growth
3.	Continued development of COOs (or direct reports)
4.	Maintain effective Compliance Culture
5.	Acquisition, Tuck in and De Novo Development (new facilities opening)
6.	Service line development

Mr. Hendrickson – Chief Financial Officer
1.	Successful integration of Contracting Department and improved rates
2.	Successful planning and execution of key reporting relationships
3.	Effective communication to shareholders and Board, including guidance, updates and financial modeling
4.	Billing office effectiveness
5.	Ensure effectiveness and flexibility related to the Company’s capital structure
6.	Successful completion of annual audit
7.	Acquisition modeling and integration
Mr. Reeve – Chief Operating Officer-West
1.	Effective transition and integration of new partnerships, addition of tuck-ins, and new facility openings
2.	Cost control aligned with revenue and volume growth
3.	Leadership Development and Succession Planning for Field Operations team
4.	Development of skills associated with acquisition negotiation
5.	Effective interaction and participation in investor facing meetings
6.	Compliance
7.	Execution and development of new opportunities, including new programs and the Industrial Injury Prevention business
Mr. Williams – Chief Operating Officer-East
1.	Effective transition and integration of new partnerships, addition of tuck-ins, and new facility openings
2.	Cost Control aligned with revenue and volume growth
3.	Leadership Development and Succession Planning for Field Operations team
4.	Development of skills associated with acquisition negotiation
5.	Effective interaction and participation in investor facing meetings
6.	Compliance
7.	Execution and development of new opportunities, including new programs and the Industrial Injury Prevention business
Mr. Binstein – Executive Vice President, General Counsel and Secretary
1.	Coordination with CEO and VP Development to attract and secure acquisition candidates
2.	Successful completion of acquired partnerships
3.	Customer service and responsiveness to partners and internal departments
4.	Corporate entity recordkeeping and organization for the Company and its subsidiaries
5.	Coordinate COOs to assist in successful negotiation and legal framework around new opportunities
6.	Compliance – coordinate and assist Chief Compliance Officer in managing this function
The Compensation Committee considered the performance of the 2022 Executive Participants against these criteria. Based on the review and scoring by the Compensation Committee of each of these criteria, the Compensation Committee awarded a bonus to each of the 2022 Executive Participants as a percentage of the maximum award value (i.e., maximum of 50% of base salary for Mr. Reading, Mr. Williams and Mr. Reeve, and 40% of base salary for Mr. Hendrickson and Mr. Binstein) as follows: Mr. Reading - 100% of the maximum award value; Mr. Reeve - 100% of the maximum award value; Mr. Williams - 100% of the maximum award value; Mr. Hendrickson - 100% of the maximum award value; and Mr. Binstein - 100% of the maximum award value. Accordingly, the Compensation Committee determined that the following awards would be paid in cash and as follows: Mr. Reading: $463,500; Mr. Williams: $233,505; Mr. Reeve: $292,005; Hendrickson: $185,400; and Mr. Binstein: $136,000. These cash bonuses were paid on March 8, 2023.
Long-term Equity Incentive Awards
The Objective Cash Bonus Plan, Discretionary Cash Bonus Plan, Objective Long-Term Incentive Plan, and Discretionary Long-Term Incentive Plan for 2022 collectively are hereinafter referred to as the “2022 Executive Incentive Plan.”
The Stock Incentive Plan is intended to align employee and outside director interests with stockholders’ interests, to provide incentives to our key employees by encouraging their ownership of our common stock and to aid us in attracting and retaining key employees, upon whose efforts our success and future growth depends.
Equity grants are made at the discretion of the committee, which administers the Company’s equity compensation plans. The objective of such long-term equity-based awards, which generally vest over four years, is primarily to incentivize management and key employees for future performance rather than to reward specific past performance. Individual grant sizes are primarily determined based on the employee’s duties and level of responsibility and his or her ability to exert significant influence and make meaningful contributions to the overall future success of the Company and, to a lesser degree, organizational and individual performance. At the discretion of the committee, and based on the recommendation of management, equity grants may also be used as an incentive for candidates recruited to fill key positions and for existing employees who receive significant promotions with increased responsibilities.
For the 2022 year, the 2022 Executive Participants were eligible to receive awards consisting of shares of restricted common stock under the Company’s Objective Long-Term Incentive Plan and Discretionary Long-Term Incentive Plan. For a detailed description of these plans, see the Company’s Current Report on Form 8-K filed with the SEC on March 14, 2022.
Under the Objective Long-Term Incentive Plan, Messrs. Reading, Williams, Reeve, Hendrickson and Binstein were eligible to earn up to 10,000, 5,000, 5,000, 3,750 and 3,750 shares of restricted common stock, respectively, dependent upon the Company achieving after-tax operating results in the range of $41,444,797 to $43,978,152 or more. In determining after-tax operating results for purposes of the Objective Long-Term Incentive Plan, the Objective Long-Term Incentive Plan provides that such determination shall be made before charges or credits for changes in mandatorily redeemable non-controlling interests, and any extraordinary items and after the compensation expense required to be reported in 2022 related to the incentive plans applicable to the 2022 Executive Participants. Based on the after-tax operating results of $35,034,000, for 2022, there were not any awards made under this Objective Long-Term Incentive Plan.
Under the Discretionary Long-Term Incentive Plan, Messrs. Reading, Williams, Reeve, Hendrickson and Binstein were eligible to earn up to 10,000, 5,000, 5,000, 3,750 and 3,750 shares of restricted common stock, respectively, based upon a subjective determination of the committee. The committee determined for each 2022 Executive Participant such executive’s achievement of his respective Executive Subjective Criteria. Based on this review, the Compensation Committee determined that the achievement score for each of the 2022 Executive Participants was as follows: Mr. Reading - 100% of the maximum award value; Mr. Williams - 100% of the maximum award value; Mr. Reeve - 100% of the maximum award value; Mr. Hendrickson - 100% of the maximum award value; and Mr. Binstein - 100% of the maximum award value. For 2022, Messrs. Reading, Williams, Reeve, Hendrickson and Binstein were awarded 10,000, 5,000, 5,000, 3,750 and 3,750 shares of restricted common stock, respectively, under the Discretionary Long-Term Incentive Plan. These shares of restricted common stock were granted on February 20, 2023, with restrictions on these shares lapsing evenly over 16 quarters starting on April 1, 2023.
Post-Employment Benefits
We have entered into employment agreements with our Named Executive Officers that provide for the payment of severance and other post-termination benefits depending on the nature of the termination, including severance payments in the event of a termination following a “change in control.” The committee believes that the terms and conditions of these agreements are reasonable and assist us in retaining the executive talent needed to achieve our objectives. In particular, the termination agreements, in the event of a “change in control,” help executives focus their attention on the performance of their duties in the best interests of the stockholders without being concerned about the consequences to them of a change in control and help promote continuity of senior management. Information regarding the specific payments that are applicable to each termination event, as well as the effect on unvested equity awards, is provided under the heading “Executive Compensation — Post Termination/Change-in-Control Benefits” below.
Benefits and Perquisites
Defined Contribution Plan. The Company maintains qualified retirement plans pursuant to Internal Revenue Code of 1986, as amended (the “Code”), Section 401(k) (the “401(k) Plans”) covering substantially all employees subject to certain minimum service requirements. The 401(k) Plans allows employees to make voluntary contributions and provides for discretionary matching contributions by the Company. For certain plans, the Company makes matching contributions. The assets of the 401(k) Plans are held in trust for grantees and are distributed upon the retirement, disability, death or other termination of employment of the grantee. The Board, in its discretion, determines the amount of any Company discretionary contributions. We did not make any discretionary contributions to the 401(k) Plan during 2022. The Company’s matching contributions aggregated $2.0 million in 2022.
Life Insurance. The Company maintains, at its expense, for the benefit of each of its full-time employees, life insurance policies in the amount of one times the employee’s annual salary, up to $200,000.
Health and Welfare Benefits. All executive officers, including the Named Executive Officers, are eligible for welfare benefits from the Company including: medical, dental, vision, life insurance, short-term disability and long-term disability. Named Executive Officers participate in these plans on the same basis and subject to the same costs, terms and conditions as other salaried employees at their work location.
Actions Taken Subsequent to Year Ended 2022
On March 2, 2023, the Compensation Committee approved and adopted the incentive plans for senior management as described below applicable to our Named Executive Officers.
Objective Plans
For 2023, the criteria used by the Company in determining awards to the executive officers under the Objective Cash/RSA Bonus Plan and Objective Long-Term Incentive Plan will be directly based on the Company’s adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), a non-Generally Accepted Accounting Principle. We use this objective measure because we believe it is a key driver in increasing shareholder value and because each of our executive officers can impact this objective measure in some way. The Compensation Committee approves the minimum and maximum goals for the objective financial measure, as defined in the plan, each year. The incentive for meeting these objective financial performance goals is set by the Compensation Committee.
Under the Objective Cash/RSA Bonus Plan for 2023, the Company’s executive officers are eligible to earn a bonus award, payable in cash and/or restricted common stock at the discretion of the Compensation Committee, having a value of up to 75% for Messrs. Reading, Reeve, Williams, Hendrickson and Binstein (as a group referred to as “2022 Participants”) of their respective base salaries dependent upon the Company achieving Adjusted EBITDA in the range of $74,597,377 to $82,012,249 or more. Under the Objective Long-Term Incentive Plan, Mr. Reading is eligible to earn up to 10,000 shares of restricted stock and Messrs. Reeve, Williams, Hendrickson and Binstein are eligible to earn up to 5,000 shares of restricted stock, respectively, dependent upon the Company Adjusted EBITDA in the range of $74,597,377 to $79,594,370 or more.
Subjective Plans
The Compensation Committee established the subjective criteria for each of the 2023 Participants under the Discretionary Cash/RSA Bonus Plan and the Discretionary Long-Term Incentive Plan based on a consideration of strategic and operational goals for the Company (the “2023 Executive Subjective Criteria”). The Compensation Committee evaluates the performance of 2023 Participants against those criteria in determining cash and restricted stock awards.
Under the Discretionary Cash/RSA Bonus Plan for 2023, the executive officers are eligible to receive cash bonus awards and/or shares of restricted stock as determined by the Compensation Committee, if employed by the Company on the date of the award, having a value of up to 50% of their respective base salaries. Under the Discretionary Long-Term Incentive Plan, Mr. Reading is eligible to earn up to 10,000 shares of restricted stock and Messrs. Reeve, Williams, Hendrickson and Binstein are eligible to earn up to 5,000 shares of restricted stock, respectively. The 2023 Executive Subjective Criteria established for each of the executive officers to be considered by the Compensation Committee in determining the respective awards for 2023 are as follows:
Mr. Reading – Chief Executive Officer
1.	Company Leadership
2.	Cost aligned with revenue and volume growth
3.	Continued development of COOs (or direct reports)
4.	Maintain effective Compliance Culture
5.	Acquisition, Tuck in and De Novo Development
6.	Buffer net rate impact with rate strategies and initiatives
Mr. Hendrickson – Chief Financial Officer
1.	Rate negotiations through strategic negotiation along with purging of sub-optimal contracts
2.	Effective and accurate Board and Shareholder communication, guidance, modeling, projections and planning
3.	Improve efficiencies in Finance/AP and IT areas through technology improvements and staffing adjustments
4.	Maintain effective capital structure to allow continued growth
5.	Enact cost improvement opportunities across the company and within the corporate services area
6.	Successful Audit implementation
Mr. Reeve – Chief Operating Officer-West
1.	Align cost and revenue growth for physical therapy
2.	Create development plan for top 30 partnerships to ensure organic as well as acquired growth
3.	Work on Industry Injury Prevention opportunities for sales and expansion and cost efficiency in light of broad economic environment
4.	Leadership development, succession and effective relationship integration to allow for seamless transitions to accommodate growth and succession-related changes
5.	Maintain effective compliance culture
6.	Effective acquisition-related due diligence and integration coordination and execution
Mr. Williams – Chief Operating Officer-East
1.	Align cost and revenue growth for physical therapy
2.	Create development plan for top 30 partnerships to ensure organic as well as acquired growth
3.	Work on Industry Injury Prevention opportunities for sales and expansion and cost efficiency in light of broad economic environment
4.	Leadership development, succession and effective relationship integration to allow for seamless transitions to accommodate growth and succession-related changes
5.	Maintain effective compliance culture
6.	Effective acquisition-related due diligence and integration coordination and execution

Mr. Binstein – Executive Vice President, General Counsel and Secretary
1.	Coordinate with CEO and other executives to facilitate growth through development
2.	Assist in any compliance matters as needed to maintain an effective compliance culture and assist in any communications internally as needed with Chief Compliance Officer and executive team
3.	Maintain legal department in a manner which successfully supports our partners as well as our corporate infrastructure needs
4.	Assist CEO and other executives in evaluating new opportunities for growth whether acquired or home grown
In order to be eligible to receive awards under the above discussed plans, the 2023 Participant must be employed on the date the awards are granted. The Objective Cash/RSA Bonus Plan, Discretionary Cash/RSA Bonus Plan, Objective Long-Term Incentive Plan, and Discretionary Long-Term Incentive Plan for 2023 collectively are hereinafter referred to as the “2023 Executive Incentive Plan”.
For a detailed description of the 2023 Executive Incentive Plan, see the Company’s Current Report on Form 8-K filed with the SEC on March 8, 2023.
Employment Agreements, Severance and Change in Control Benefits
In May 2019, the Company entered into an amended and restated employment agreement with Mr. Reading, which presently expires on December 31, 2023, and provides for automatic two-year renewals as of the expiration of the current term.
In 2018, the Company entered into an employment agreement with Mr. Reeve, which expires on February 28, 2024, and provides for an automatic two-year renewal as of the expiration of the current term.
In 2020, the Company entered into an employment agreement with Mr. Williams, which expires on July 1, 2023, and provides for an automatic two-year renewal as of the expiration of the current term.
In 2020, the Company entered into an employment agreement with Mr. Hendrickson, which expires on November 8, 2024, and provides for an automatic two-year renewal as of the expiration of the current term.
In 2022, the Company entered into an amended and restated employment agreement with Mr. Binstein, which expires on March 22, 2024, and provides for an automatic two-year renewal as of the expiration of the current term.
Each of the employment agreements may be terminated by the Company prior to the expiration of their respective terms for cause or without cause, and due to the death or disability of the Executive Officer, as well as by the Executive Officer for good reason or based a disability. In the event of (A) an involuntary termination by the Company without “cause” (as defined in each of the Employment Agreements) or (B) a voluntary termination by the Executive Officer for “good reason” (as defined in each of the Employment Agreements), the affected Executive Officer is entitled to receive (1) salary continuation for two years, based on his base compensation then in effect, (2) the greater of: (a) the bonus paid or payable to the Executive Officer with respect to the last fiscal year completed prior to such termination, or (b) the average of the bonuses paid to the Executive Officer over the last three fiscal years of employment ending with the last fiscal year prior to such termination, (3) the Executive Officer’s accrued but unused vacation days, (4) an immediate acceleration of vesting for all outstanding equity incentive awards, and (5) medical insurance benefits currently in effect for the twenty-four months following such termination. If an Employment Agreement is terminated based on a qualified disability (as described in the Employment Agreements), the terminated Executive Officer is entitled to receive a lump-sum payment equal to two times such Executive Officer’s base compensation then in effect, as well as an immediate acceleration of vesting for all outstanding equity incentive awards. If an Employment Agreement is terminated based on the death of an Executive Officer, the Executive Officers’ estate (or his heirs) will receive a lump-sum payment equal to such Executive Officers base compensation then in effect, and all outstanding equity incentive awards held by such Executive Officer shall immediately vest. Finally, in the event of a termination of employment in connection with a “change in control” (as defined in the Employment Agreements), Messrs. Reading, Hendrickson, Reeve, Williams, and Binstein, as applicable, will be entitled to (A) a change of control benefit of $500,000 for Mr. Reading and $283,333 for Messrs. Hendrickson, Reeve, Williams and Binstein, and (B) the immediate acceleration of vesting for all outstanding equity incentive awards held by such individual. The employment agreement also provides for certain non-competition and non-solicitation covenants that extend up to two years after termination of employment.

Messrs. Reading, Hendrickson, Reeve, Williams and Binstein’s employment agreements may each be terminated by the Company prior to the expiration of their term. See “Executive Compensation — Post Termination/Change-in-Control Benefits” below for a detailed discussion of the termination and change in control provisions contained in these agreements.
We do not have any additional executive retention and severance arrangements or change in control agreements with our Named Executive Officers.

COMPENSATION COMMITTEE REPORT
The Compensation Committee was composed of three independent directors during 2022. It acts under a written charter adopted by the Board. The primary function of the Compensation Committee is to determine the compensation for our executive officers, administer incentive stock plans and recommend to the Board the compensation to be paid to our non-employee directors. The committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth herein. Based on its review, the related discussions and such other matters deemed relevant and appropriate by the committee, the committee has recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement relating to the 2023 Annual Meeting of Stockholders.
Respectfully submitted,

The Compensation Committee
Harry S. Chapman, Chairman
Kathleen A. Gilmartin
Edward L. Kuntz
The foregoing Compensation Committee Report is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this report does not constitute “soliciting materials” and should not be deemed filed with or incorporated by reference into any other Company filings with the SEC under the Securities Act of 1933, as amended, or the Exchange Act or subject to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically incorporates such information by reference.

COMPENSATION OF NAMED EXECUTIVE OFFICERS
Mr. Reading joined our Company in November 2003 as Chief Operating Officer and, effective November 1, 2004, was promoted to President and Chief Executive Officer. Under his employment agreement with us, Mr. Reading’s annual base salary is subject to adjustment by the Compensation Committee. For the last three years, his annual base salary was $800,000 (during 2020), $900,000 (during 2021), $927,000 (during 2022) and further increased to $960,000 effective as of January 1, 2023. During each of 2020, 2021 and 2022, Mr. Reading participated in an executive incentive plan specific to such year that was approved by the Compensation Committee and filed with the SEC on Form 8-K. In accordance with such executive incentive plans, Mr. Reading (i) was paid a cash bonus of $750,000 and was granted 11,200 shares of restricted stock for 2020, and (ii) was paid a cash bonus of $1,125,000 and was granted 20,000 shares of restricted stock for 2021. As previously disclosed, for 2022, Mr. Reading was paid a cash bonus of $463,500 on March 8, 2023, and was granted 10,000 shares of restricted stock on February 20, 2023.
Mr. Reeve joined our Company in March 2018 as Chief Operating Officer–East. Under his employment agreement with us (see “Employment and Consulting Agreements” above), Mr. Reeve’s annual base salary is subject to adjustment by the Compensation Committee. Mr. Reeve’s annual base salary was $540,000 (during 2020), $567,000 (during 2021), $584,000 (during 2022) and was further increased to $605,000 effective as of January 1, 2023. During each of 2020, 2021 and 2022, Mr. Reeve participated in an executive incentive plan specific to such year that was approved by the Compensation Committee and filed with the SEC on Form 8-K. In accordance with such executive incentive plans, Mr. Reeve (i) was paid a cash bonus of $445,000 and was granted 5,600 shares of restricted stock for 2020 and (ii) was paid a cash bonus of $708,750 and was granted 10,000 shares of restricted stock for 2021. As previously disclosed, for 2022, Mr. Reeve was paid a cash bonus of $292,005 on March 8, 2023 and was granted 5,000 shares of restricted stock on February 20, 2023.
Mr. Hendrickson joined our Company in November 2020 as Chief Financial Officer. Under his employment agreement with us (see “Employment and Consulting Agreements” above), Mr. Hendrickson’s annual base salary is subject to adjustment by the Compensation Committee. Mr. Hendrickson’s annual base salary was $450,000 at the start of his employment through the end of 2021, was $463,000 during 2022 and was further increased to $480,000 effective as of January 1, 2023. Mr. Hendrickson was granted 3,688 shares of restricted stock on November 16, 2020, and was paid a cash bonus of $25,000 on March 10, 2021. During 2021, Mr. Hendrickson participated in the executive incentive plan specific to such year and was paid a cash bonus of $450,000 and was granted 7,500 shares of restricted stock. As previously disclosed, for 2022, Mr. Hendrickson was paid a cash bonus of $185,400 on March 8, 2023, and was granted 3,750 shares of restricted stock on February 20, 2023.
Mr. Williams joined our Company on July 1, 2021, as Chief Operating Officer - East. Under his employment agreement with us (see “Employment and Consulting Agreements” above), Mr. Williams’ annual base salary is subject to adjustment by the Compensation Committee. Mr. Williams’ annual base salary was $450,000 at the start of his employment, was increased to $467,010 in 2022 and was further increased to $540,000 effective as of January 1, 2023. Mr. Williams was granted 4,454 shares of restricted stock on August 16, 2021. For 2021, Mr. Williams was paid a cash bonus of $225,000 and was granted 5,000 shares of restricted stock. During 2022, Mr. Williams participated in the executive incentive plan specific to such year and, as previously disclosed, was paid a cash bonus of $233,505 on March 8, 2023, and was granted 5,000 shares of restricted stock on February 20, 2023.
Mr. Binstein joined our Company in May 2011 as Vice President, General Counsel and Secretary, and was promoted to Executive Vice President effective March 23, 2022. Mr. Binstein’s annual base salary was $305,000 (during 2020), $315,000 (during 2021) and $340,000 (during 2022) and was further increased to $375,000 effective as of January 1, 2023. Mr. Binstein
(i) was paid a cash bonus of $202,000 and was granted 3,105 shares of restricted stock for 2020, (ii) was paid a cash bonus of $320,000 and was granted 4,883 shares of restricted stock for 2021. During 2022, Mr. Binstein participated in the executive incentive plan for such year and, as previously disclosed, was paid a cash bonus of $136,000 on March 8, 2023 and was granted 3,750 shares of restricted stock on February 20, 2023.
Compensation Deductibility Policy
Under Section 162(m) of the Code and applicable Treasury regulations, no deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer and the four other most highly compensated officers.

Summary Compensation Table – Years Ended 2020 to 2022
The following table sets forth the compensation paid or accrued for services rendered in all capacities on behalf of the Company during 2022, 2021 and 2020 to Messrs. Reading, Hendrickson, Reeve, Williams and Binstein who are the Company’s Named Executive Officers employed during 2022.
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation(3) ($)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings ($)	All Other Compen sation(4) ($)	Total ($)
Christopher J. Reading Chief Executive Officer	2022	925,962	—	1,016,800	—	463,500	—	2,322	2,408,584
	2021	896,154	—	2,120,100	—	1,125,000	—	2,322	4,143,576
	2020	675,769(5)	350,000	1,533,056	—	400,000	—	2,322	2,961,147
Carey P. Hendrickson Chief Financial Officer	2022	462,981	—	381,300	—	185,400	—	3,564	1,033,245
	2021	450,000	—	795,038	—	450,000	—	2,322	1,697,359
	2020	51,923	25,000	403,430	—	—	—	—	480,353
Graham D. Reeve Chief Operating Officer - West	2022	583,356	—	508,400	—	292,005	—	2,322	1,386,083
	2021	565,961	—	1,060,050	—	708,750	—	2,322	2,337,083
	2020	464,615(5)	175,000	766,528	—	270,000	—	2,322	1,678,465
Eric J. Williams Chief Operating Officer - East	2022	466,356	—	508,400	—	233,505	—	2,322	1,210,583
	2021	211,154	225,000	971,069	—	—	—	893	1,408,116
Richard S. Binstein Executive Vice President, General Counsel and Secretary	2022	339,085	—	381,300	—	136,000	—	3,564	859,949

(1)	Mr. Williams did not participate in the 2021 Executive Incentive Plan, however, at the Board’s discretion, he was granted a bonus of $225,000 which was paid on March 14, 2022.
In 2021, the Compensation Committee also considered the award of additional discretionary cash bonus and restricted stock awards to the Messrs. Reading and Reeve, based on their performance during 2020 in managing the Company through the challenges arising from the COVID-19 pandemic. The Committee members acknowledged that the objective criteria of the Objective Cash Bonus Plan and the Objective Long-Term Incentive Plan were established prior to any knowledge or awareness of the COVID – 19 pandemic and its resulting impact on the Company performance. The Committee further determined that the Named Executive Officers were successful in implementing difficult operational decisions, keeping patients and employees safe, and managing the business in a manner that enabled the Company to regain its footing and lead the organization back to normalcy by the end of 2020, from both a financial performance and a patient care perspective. The Committee determined that the performance of the Named Executive Officers significantly benefited patients, employees and stockholders. As a result, in its discretion, the Committee made the following additional awards: Mr. Reading – $350,000 in cash and Mr. Reeve - $175,000 in cash and the additional supplemental discretionary awards noted in footnote 2 below. The cash awards were paid on March 10, 2021.
In addition, the Committee granted Mr. Hendrickson a bonus of $25,000 during the year 2020.
(2)
For 2022, stock awards were granted in accordance with the 2022 Executive Incentive Plan as shares of restricted stock under the terms of the Amended 2003 Plan as follows: Mr. Reading was awarded 10,000 shares (10,000 pursuant to the Discretionary Long Term Incentive Plan). Messrs. Reeve and Williams were each awarded 5,000 shares (pursuant to the Discretionary Long Term Incentive Plan). Messrs. Hendrickson and Binstein were each awarded 3,750 shares (pursuant to the Discretionary Long Term Incentive Plan). For 2022, there were no shares granted under the Objective Long Term Incentive Plan.

For 2021 stock awards were granted in accordance with the 2021 Executive Incentive Plan as restricted stock under the terms of the Amended 2003 Plan as follows: Mr. Reading was awarded 20,000 shares, (10,000 shares pursuant to the Objective Long Term Incentive Plan and 10,000 pursuant to the Discretionary Long Term Incentive Plan). Mr. Hendrickson was awarded 7,500 shares, (3,750 shares pursuant to the Objective Long Term Incentive Plan and 3,750 pursuant to the Discretionary Long Term Incentive Plan). Mr. Reeve was awarded 10,000 shares (5,000 shares pursuant to the Objective Long Term Incentive Plan and 5,000 pursuant to the Discretionary Long Term Incentive Plan).
For 2020, stock awards were granted in accordance with the 2020 Executive Incentive Plan as restricted stock under the terms of the Stock Incentive Plan as follows: Mr. Reading was awarded 11,200 shares, (8,800 shares pursuant to the Discretionary
Long Term Incentive Plan and an additional 2,400 shares as an additional supplemental discretionary award), Mr. McDowell was awarded 5,600 shares (4,400 shares pursuant to the Discretionary Long Term Incentive Plan and an additional 1,200 shares as an additional supplemental discretionary award) and Mr. Reeve was awarded 5,600 shares (4,400 shares pursuant to the Discretionary Long Term Incentive Plan and an additional 1,200 shares as an additional supplemental discretionary award). Mr. Hendrickson was granted 3,688 shares of restricted stock in November 2020 pursuant to his employment agreement. Amounts shown are the grant date fair value of the awards computed in accordance with FASB ASC Topic 718 which amounted to a weighted average (for each individual) of $101.68 for 2022, in the range of $ 94.56 to 117.45 for 2021 and $109.39 to $136.88 per share for 2020. Assumptions used in the calculation of these amounts are included in “Note 16 — Equity Based Plans” of the Notes to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2022.
(3)
For 2022, the amounts represent the cash bonuses earned under the 2022 Executive Incentive Plan and paid in March 2023. For 2021, the amounts represent the cash bonuses earned under the 2021 Executive Incentive Plan and paid in March 2022. For 2020, the amounts represent the cash bonuses earned under the 2020 Executive Incentive Plan and paid in March 2021. See “Compensation Discussion and Analysis — Annual Cash Incentive Compensation” herein for further details.

(4)	Represents the value of life insurance premiums for life insurance coverage provided to the Named Executive Officers.
(5)	Mr. Williams was appointed executive officer on July 1, 2021, and Mr. Binstein was appointed executive officer on March 17, 2022.
Grants of Plan-Based Awards
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1) :			Estimated Possible Payouts Under Equity Incentive Plan Awards(1):			Grant Date Fair Value of Stock Awards(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher J. Reading	3/14/2022	$—	$1,158,750	$1,158,750	—	20,000	20,000	$1,865,000
Carey P. Hendrickson	3/14/2022	$—	$463,500	$463,500	—	7,500	7,500	$699,375
Graham D. Reeve	3/14/2022	$—	$730,125	$730,125	—	10,000	10,000	$932,500
Eric J. Williams	3/14/2022	$—	$583,763	$583,763	—	10,000	10,000	$932,500
Richard S. Binstein	3/14/2022	$—	$340,000	$340,000	—	7,500	7,500	$699,375
(1)
Represents possible payments and equity grants under the 2022 Executive Incentive Plan. Under the non-equity incentive plan, Messrs. Reading, Reeve, and Williams were entitled to earn 75% of their respective annual base salary and Messrs. Hendrickson and Binstein were entitled to receive 60% of their respective annual base salary based on the achievement of after-tax operating results (as defined previously) of $41,444,797 to $45,314,099 or more. Messrs. Reading, Reeve, and Williams were also entitled to earn 50% of their respective annual base salary and Messrs. Hendrickson and Binstein 40% of their respective annual base salary at the discretion of the Compensation Committee based on the achievement of pre-established subjective criteria.

Under the equity incentive plans, each of the above were entitled to 50% of their respective number of shares detailed above based on achieving after-tax operating results of $41,444,797 to $43,978,152 or more and 50% of their respective number of shares at the discretion of the Compensation Committee based on the achievement of pre-established subjective criteria. For a more detailed discussion, see the above “Annual Cash Incentive Compensation” section.
Also, see the Summary Compensation Table above for actual amounts earned for 2022. The cash earned was paid on March 8, 2023, and the shares of restricted stock were granted on February 20, 2022.
(2)
Amounts shown are the grant date fair value of the awards computed in accordance with FASB ASC Topic 718 which amounted to $93.25 per share. See “Note 16 — Equity Based Plans” of the Notes to the Consolidated Financial Statements in Item 8 of the Form 10-K for a description of the valuations and a description of the equity plans.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
See “Employment Agreements, Severance and Change of Control Benefits” above and “Post-Termination/Change-in-Control Benefits” below for the material terms of our employment agreements with our Named Executive Officers. See “Compensation Discussion and Analysis” above for an explanation of the amount of salary and bonus in proportion to total compensation. See the footnotes to the Summary Compensation Table above and Grants of Plan-Based Awards table paid to the Named Executive Officers above for narrative disclosure with respect to those tables.

Outstanding Equity Awards at Fiscal Year-End
The following table shows outstanding awards of shares of restricted common stock that have not vested as of December 31, 2022, for each Named Executive Officer. The table does not include the grants of restricted stock made in 2023. There are no outstanding stock option awards for the Named Executive Officers as of December 31, 2022.
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Christopher J. Reading	28,333(2)	$2,295,823
Carey P. Hendrickson	7,944(3)	$643,702
Graham D. Reeve	14,134(4)	$1,145,278
Eric J. Williams	7,128(5)	$577,582
Richard S. Binstein	7,067(6)	$572,639
(1)	Calculated based on the closing market price of our common stock on December 31, 2022 of $81.03 per share.
(2)	The restrictions on these shares of common stock granted as restricted stock lapsed or will lapse as follows:
1/1/2023	4,129	1/1/2024	2,860	1/1/2025	1,950	1/1/2026	1,250
4/1/2023	2,848	4/1/2024	1,950	4/1/2025	1,250
7/1/2023	2,848	7/1/2024	1,950	7/1/2025	1,250
10/1/2023	2,848	10/1/2024	1,950	10/1/2025	1,250
(3)	The restrictions on these shares of common stock granted as restricted stock lapsed or will lapse as follows:
1/1/2023	698	1/1/2024	698	1/1/2025	468	1/1/2026	480
4/1/2023	698	4/1/2024	698	4/1/2025	468
7/1/2023	698	7/1/2024	698	7/1/2025	468
10/1/2023	698	10/1/2024	706	10/1/2025	468
(4)	The restrictions on these shares of common stock granted as restricted stock lapsed or will lapse as follows:
1/1/2023	2,072	1/1/2024	1,418	1/1/2025	974	1/1/2026	640
4/1/2023	1,412	4/1/2024	974	4/1/2025	624
7/1/2023	1,412	7/1/2024	974	7/1/2025	624
10/1/2023	1,412	10/1/2024	974	10/1/2025	624
(5)	The restrictions on these shares of common stock granted as restricted stock lapsed or will lapse as follows:
1/1/2023	590	1/1/2024	590	1/1/2025	590	1/1/2026	320
4/1/2023	590	4/1/2024	590	4/1/2025	590
7/1/2023	590	7/1/2024	590	7/1/2025	596
10/1/2023	590	10/1/2024	590	10/1/2025	312
(6)	The restrictions on these shares of common stock granted as restricted stock lapsed or will lapse as follows:
1/1/2023	911	1/1/2024	734	1/1/2025	500	1/1/2026	308
4/1/2023	734	4/1/2024	499	4/1/2025	305
7/1/2023	734	7/1/2024	499	7/1/2025	305
10/1/2023	734	10/1/2024	499	10/1/2025	305

Stock Vested Table
The following table shows the number of shares of our common stock acquired by the Named Executive Officers during 2022 upon the “vesting” of restricted stock (“vesting” refers to lapse of restrictions). As of December 31, 2022, there were no outstanding stock options for the Named Executive Officers.
Name	Stock Awards
	Number of shares acquired on vesting (#)	Value realized on Vesting(1)
Christopher J. Reading…	16,519	$1,600,795
Carey P. Hendrickson	2,324	$225,848
Graham D. Reeve	8,083	$783,500
Eric J. Williams	2,048	$198,890
Richard S. Binstein	3,528	$342,009
(1)
The value realized on vesting is computed by multiplying the number of shares by stock by the market value of the underlying shares on the vesting date. The closing price of the stock is used as the market value.

PAY RATIO
The Company analyzed the annual total compensation for all of its employees and the employees of its consolidated subsidiaries (including part-time – “on call”- and full-time employees as per SEC rules), other than our CEO, in order to identify the employee with the median annual total compensation. In making this determination, the Company examined only payroll records of individuals who were employed by the Company or one of its consolidated subsidiaries on December 31, 2022. No cost-of-living adjustments were made to any such employee’s compensation, but the Company did annualize the compensation of individuals who commenced employment after January 1, 2022. After the median compensated employee was identified, that employee’s annual total compensation for fiscal year 2022 was determined in the same manner as if such individual was a named executive officer for 2022 whose compensation was required to be determined in accordance with SEC rules and reported in our “Summary Compensation Table” on page 30. Based on the foregoing, the annual total compensation of such employee, as determined in accordance with SEC rules, was $41,369. As provided in our Summary Compensation Table, the annual total compensation for our CEO for the 2022 fiscal year was $2,408,584, which was 58.2 to 1.0 times the annual total compensation of our median compensated employee for the 2022 fiscal year.
The above figures were reported in accordance with SEC rules. However, the Company believes that a more accurate disclosure would exclude “on-call” employees who have no set schedule and work only on an as-needed basis, which may be as little as a few times a year. If these on-call employees were excluded from the determination of our median compensated employee for the 2022 fiscal year, the annual total compensation would be $47,736 resulting in a ratio of the annual total compensation of our CEO to such employee of 50.5 to 1.0.
Because a significant amount of our CEO’s compensation for 2022 was in the form of equity compensation, and only a very small number of our employees receive equity compensation, we thought it would be helpful to our stockholders to see how the above ratios are impacted by excluding equity compensation. Excluding equity compensation, the annual total compensation of our median compensated employee remains unchanged and the annual total compensation for our Chief
Executive Officer would be $1,391,784, resulting in a ratio of 33.6 to 1.0 if on-call employees are included. If on-call employees are excluded, the ratio is 29.2 to 1.0.

PAY VERSUS PERFORMANCE
The Company’s compensation objectives and philosophy, which are discussed further above, are designed to reward the contributions of its NEOs to the Company’s financial performance and provide compensation which is sufficient to attract and retain individuals who are motivated to contribute to the Company’s financial performance. To achieve these goals, the Company has implemented incentive plans which tie a significant portion of each NEO’s compensation to pre-determined financial goals.
For the year ended December 31, 2022, the most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s financial performance was After-tax Operating Results.
The following table summarizes the executive compensation earned by the Company’s PEO and other NEOs, the executive compensation actually paid to the Company’s PEO and other NEOs, and certain financial performance measures of the Company for the years ended December 31, 2022, 2021, and 2020.
Year(1)	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(5) ($)	Average Summary Compensation Table Total for non-PEO NEOs(1) ($)	Average Compensation Actually Paid to non-PEO NEOs(5) ($)	Value of Initial Fixed $100 Investmestment Based on		Net Income(2) ($)	Operating Results(3) ($)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return(4) ($)
2022	2,408,584	1,859,559	1,122,465	920,090	105	111	43,407,000	35,034,000
2021	4,143,576	3,275,545	1,454,841	1,110,753	84	135	57,924,000	43,732,000
2020	2,961,147	2,446,657	1,056,375	829,949	71	130	52,491,000	38,435,000
(1)
The PEO is Christopher J. Reading for each of the years presented. The non-PEO NEOs are Carey P. Hendrickson, Eric J. Williams, Graham D. Reeve, and Richard Binstein for 2022, Carey P. Hendrickson, Eric J. Williams, Glenn D. McDowell, and Graham D. Reeve for 2021 and Carey P. Hendrickson, Lawrance W. MacAfee, Glenn D. McDowell, and Graham D. Reeve for 2020.

(2)	Net income includes earnings attributable to both controlling and non-controlling interests.
(3)
Operating Results, a non-GAAP measure, for the years ended December 31, 2022, 2021 and 2020 equals net income attributable to our diluted shareholders per the consolidated statements of income, adjusted for unusual, non-recurring and non-operational charges including: revaluation of redeemable non-controlling interest, goodwill impairment, changes in fair value of contingent consideration, expenses related to executive officer transitions, settlement of a legal matter, and any applicable allocations to non-controlling interests of such items, all net of taxes. In addition, Operating Results for the year ended December 31, 2020, excludes clinic closure costs and the gain on sale of partnership interests and clinics mainly resulting from the COVID-19 pandemic. A detailed calculation of Operating Results can be found in Part II, Item 7 of the Company's Annual Report on Form 10-K for the years ended December 31, 2022, and December 31, 2021.

(4)
The Total Shareholder Return assumes that $100 was invested in our common stock and the common stock on each of the companies listed on The NYSE Heathcare Index (the Company’s Peer Group), on December 31, 2019 and that any dividends were reinvested.

(5)	For a computation of compensation actually paid to PEO and average compensation actually paid to non-PEO NEOs, please refer to the subsequent table.
The following table outlines the adjustments made to the compensation earned by the Company’s PEO and other NEOs, as presented in the Summary Compensation Table on page 30, to derive the compensation actually paid to the Company’s PEO and other NEOs.
Year		Adjustments
	Summary Compensation Table Total ($)	Less: Reported Value of Stock Awards ($)(1)	Plus: Year End Fair Value of Restricted Stock Awards Granted During the Year ($)(2)(3)	Plus: Change in Fair Value of Outstanding and Unvested Restricted Stock Awards ($)(2)(3)	Plus: Changes in Fair Value of Restricted Stock in Prior Years that Vested During the Year Year ($)(2)(3)	Dividends paid on Unvested Restricted Stock Awards During the Fiscal Year ($)(4)	Compensation Actually Paid ($)
PEO
2022	2,408,584	1,016,800	810,300	(411,395)	22,404	46,466	1,859,559
2021	4,143,576	2,120,100	1,911,000	(613,844)	(81,371)	36,284	3,275,545
2020	2,961,147	1,533,056	1,346,800	180,251	(518,261)	9,776	2,446,657
Non-PEO
2022	1,122,465	444,850	354,506	(132,671)	5,768	14,872	920,090
2021	1,454,841	706,539	537,469	(157,849)	(26,493)	9,325	1,110,753
2020	1,056,375	484,122	447,571	63,051	(256,345)	3,419	829,949

(1)
Represents the grant date fair value of restricted stock awards earned and as reported in the “Stock Awards” column of the Summary Compensation Table for each applicable year. These shares were issued in March of the succeeding year.

(2)
Adjustments are equal to (i) the year-end fair value of restricted stock awards granted during the applicable year that are earned but not issued and therefore deemed outstanding and unvested as of the end of the year, (ii) the amount of the change in fair value as of the end of the applicable year (from the end of the prior fiscal year) of any restricted stock awards granted in prior years that are outstanding and unvested as of the end of the applicable year, and (iii) for restricted stock awards granted in prior years that vest in the applicable year, an amount equal to the change in fair value as of the vesting date (from the end of the prior fiscal year).

(3)
Restricted stock awards are valued using the market price of our stock. The closing market price of our stock was $81.03, $95.55, $120.25, and $114.35 as of December 31, 2022, 2021, 2020, and 2019, respectively. The closing market price of our stock when the PEO and other NEOs’ restricted stock awards vested was $95.55 on January 1, 2022, $103.76 on April 1, 2022, $112.30 on July 1, 2022, $760.02 on October 1, 2022, $120.25 on January 1, 2021, $110.21 on April 1, 2021, $119.34 on July 1, 2021, $111.55 on October 1, 2021, $114.35 on January 1, 2020, $59.00 on April 1, 2020, $81.02 on July 1, 2020 and $86.88 on October 1, 2020.

(4)
Includes dividends paid and declared on outstanding and unvested shares as of December 31, 2022, 2021 and 2020. Dividends declared per common share were $1.64, $1.46, and $0.32 for the fiscal years ended December 31, 2022, 2021 and 2020, respectively.

Relationship between Pay and TSR
The graph below illustrates the relationship between compensation actually paid to the Company’s PEO and other NEOs, the cumulative total stockholder return (“TSR”) on $100 invested in the Company at the close of the market on December 31, 2019, with dividends being reinvested on the date paid through December 31, 2022, and the cumulative TSR of the NYSE Health Care Index. The NYSE Health Care Index TSR is calculated in a similar manner as the Company’s TSR.

3500
3000
2500
2000
1500
1000
500
0
Compensation Actually Paid ($) (in 000's)
160
140
120
100
80
60
40
20
0
Total Shareholder Return
100
130
71
135
84
111
105
2019
2020
2021
2022
Year
Compensation Actually Paid to PEO (in 000's)
Average Compensation Actually Paid to non-PEO NEOs (in 000's)
U.S. Physical Therapy Inc. Total Shareholder Return
NYSE Healthcare Index Total Shareholder Return

Relationship between Pay and Net Income
The graph below illustrates the relationship between compensation actually paid to the Company’s PEO and other NEOs and the Company’s net income.

$70,000
$60,000
$50,000
$40,000
$30,000
$20,000
$10,000
$-
Net Income (in 000's)
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$-
Compensation Actually Paid (in 000's)
$52,491
$57,924
$43,407
2020
2021
2022
Compensation Actually Paid to PEO (in 000's)
Average Compensation Actually Paid to non-PEO NEOs (in 000's)
Net Income (in 000's)

Relationship between Pay and Operating Results
The graph below illustrates the relationship between compensation actually paid to the Company’s PEO and other NEOs and the Company’s Operating Results.

$50,000
$45,000
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$-
Operating Results (in 000's)
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$-
Compensation Actually Paid (in 000's)
$38,435
$43,732
$35,034
2020
2021
2022
Compensation Actually Paid to PEO (in 000c)
Average Compensation Actually Paid to non-PEO NEOs (in 000's)
After-tax Operating Results (in 000's)

POST TERMINATION/CHANGE IN CONTROL BENEFITS
Each of the Employment Agreements of the Named Executive Officers may be terminated by the Company prior to the expiration of their respective terms for cause or without cause, and due to the death or disability of the Executive Officer, as well as by the Executive Officer for good reason or based a disability. In the event of (A) an involuntary termination by the Company without “cause” (as defined in each of the Employment Agreements) or (B) a voluntary termination by the Executive Officer for “good reason” (as defined in each of the Employment Agreements), the affected Executive Officer is entitled to receive (1) salary continuation for two years, based on his base compensation then in effect, (2) the greater of: (a) the bonus paid or payable to the Executive Officer with respect to the last fiscal year completed prior to such termination, or (b) the average of the bonuses paid to the Executive Officer over the last three fiscal years of employment ending with the last fiscal year prior to such termination, (3) the Executive Officer’s accrued but unused vacation days, (4) an immediate acceleration of vesting for all outstanding equity incentive awards, and (5) medical insurance benefits currently in effect for the twenty-four months following such termination. If an Employment Agreement is terminated based on a qualified disability (as described in the Employment Agreements), the terminated Executive Officer is entitled to receive a lump-sum payment equal to two times such Executive Officer’s base compensation then in effect, as well as an immediate acceleration of vesting for all outstanding equity incentive awards. If an Employment Agreement is terminated based on the death of an Executive Officer, the Executive Officers’ estate (or his heirs) will receive a lump-sum payment equal to such Executive Officers base compensation then in effect, and all outstanding equity incentive awards held by such Executive Officer shall immediately vest. Finally, in the event of a termination of employment in connection with a “change in control” (as defined in the Employment Agreements), Messrs. Reading, Reeve, Williams, Hendrickson and Binstein, as applicable, will be entitled to (A) a change of control benefit of $500,000 for Mr. Reading and $283,333 for Mr. Reeve, Mr. Williams, Mr. Hendrickson and Mr. Binstein, and (B) the immediate acceleration of vesting for all outstanding equity incentive awards held by them.
The amount of compensation payable to each Named Executive Officer under the agreements is detailed in the tables below:
Christopher J. Reading, President and Chief Executive Officer
Executive Benefits and Payments Upon Termination(1)	Voluntary Termination or For Cause	Without Cause	Executive Resigns For Good Reason	In Conjunction with a Change In Control
Compensation
Severance(2)	$ —	$ 1,854,000	$ 1,854,000	$ 1,854,000
Annual Cash Incentive(3)	—	779,500	779,500	779,500
Change of Control Benefit(4)	—	—	—	500,000
Restricted Stock (Unvested and (Accelerated)(5)	—	2,295,823	2,295,823	2,295,823

Benefits and Perquisities
Health and Dental Coverage(6)	—	28,370	28,370	28,370
Total	$—	$4,957,693	$4,957,693	$5,457,693

Carey P. Hendrickson, Chief Financial Officer
Executive Benefits and Payments Upon Termination(1)	Voluntary Termination or For Cause	Without Cause	Executive Resigns For Good Reason	In Conjunction with a Change In Control
Compensation
Severance(2)	$—	$927,000	$927,000	$927,000
Annual Cash Incentive(3)	—	317,700	317,700	317,700
Change of Control Benefit(4)	—	—	—	283,333
Restricted Stock (Unvested and (Accelerated)(5)	—	643,702	643,702	643,702

Benefits and Perquisities
Health and Dental Coverage(6)	—	19,514	19,514	19,514
Total	$—	$1,907,916	$1,907,916	$2,191,249
Graham D. Reeve, Chief Operating Officer – West
Executive Benefits and Payments Upon Termination(1)	Voluntary Termination or For Cause	Without Cause	Executive Resigns For Good Reason	In Conjunction with a Change In Control
Compensation
Severance(2)	$—	$1,168,020	$1,168,020	$1,168,020
Annual Cash Incentive(3)	—	481,918	481,918	481,918
Change of Control Benefit(4)	—	—	—	283,333
Restricted Stock (Unvested and (Accelerated)(5)	—	1,145,278	1,145,278	1,145,278

Benefits and Perquisities
Health and Dental Coverage(6)	—	9,974	9,974	9,974
Total	$—	$2,805,190	$2,805,190	$3,088,523
Eric J. Williams, Chief Operating Officer – East
Executive Benefits and Payments Upon Termination(1)	Voluntary Termination or For Cause	Without Cause	Executive Resigns For Good Reason	In Conjunction with a Change In Control
Compensation
Severance(2)	$—	$934,020	$934,020	$934,020
Annual Cash Incentive(3)	—	233,505	233,505	233,505
Change of Control Benefit(4)	—	—	—	283,333
Restricted Stock (Unvested and (Accelerated)(5)	—	577,582	577,582	577,582

Benefits and Perquisities
Health and Dental Coverage(6)	—	28,370	28,370	28,370
Total	$—	$1,773,477	$1,773,477	$2,056,810

Richard S. Binstein, Executive Vice President, General Counsel and Secretary
Executive Benefits and Payments Upon Termination(1)	Voluntary Termination or For Cause	Without Cause	Executive Resigns For Good Reason	In Conjunction with a Change In Control
Compensation
Severance(2)	$—	$680,000	$680,000	$680,000
Annual Cash Incentive(3)	—	228,666	228,666	228,666
Change of Control Benefit(4)	—	—	—	283,333
Restricted Stock (Unvested and (Accelerated)(5)	—	572,639	572,639	572,639

Benefits and Perquisities
Health and Dental Coverage(6)	—	19,514	19,514	19,514
Total	$—	$1,500,819	$1,500,819	$1,784,152
(1)
For purposes of this analysis, we assumed the price per share of our common stock on the date of termination is $81.03 (the closing price on December 31, 2022) and that the executive’s base salary (as in effect on January 1, 2022) is as follows: Mr. Reading — $927,000; Mr. Hendrickson — $463,500; Mr. Reeve — $584,010; Mr. Williams — $467,010; and Mr. Binstein - $340,000.

(2)	Severance is calculated using two times the base salary as in effect on January 1, 2022, as noted in footnote 1 above.
(3)
Annual cash incentive is based on the greater of (i) the bonus paid or payable to the executive with respect to last fiscal year of the Company completed prior to termination or (ii) the average of the bonuses paid to the executive over the three fiscal years of the Company ending with the last fiscal year completed prior to the termination.

(4)	Based on amounts stipulated in the respective employment agreements. To be paid, there must be a Change of Control and Termination Event as described in each respective agreement.
(5)
Pursuant to the Restricted Stock Agreement (entered into prior to January 1, 2020) for each executive, all restrictions and conditions on shares of restricted stock will be deemed satisfied and shares will be fully vested upon a “Change in Control”. With respect to Restricted Stock Agreements for each executive that was entered into during 2020, 2021 and 2022, all restrictions and conditions on shares of restricted stock awarded under such agreements will be deemed satisfied and shares will be fully vested upon a Termination Event in connection with a “Change in Control” (i.e., a “double-trigger” benefit). Shares of restricted stock pursuant to agreements entered into during 2022 are not included as the restricted stock was not outstanding as of December 31, 2022.

(6)	Calculated for 24 months after termination which for this calculation is December 31, 2022.

EQUITY COMPENSATION PLAN INFORMATION
Set forth below is information regarding shares of the Company’s common stock authorized for issuance under the Company’s equity compensation plans as of December 31, 2022.
Plan category	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
The Amended and Restated 1999 Stock Option Plan	—	—	7,775
The Amended and Restated 2003 Stock Option Plan	—	—	574,716
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	582,491
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) Exchange Act requires our directors and executive officers, and persons who own more than 10% of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.
To our knowledge, based solely on a review of the copies of those forms furnished to the Company and written representations from the executive officers and directors, we believe that during 2022 all other Section 16(a) filing requirements applicable to our directors and officers were complied with on a timely basis.

PROPOSAL 2. — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Regulation 14A of the Exchange Act requires that we include in our annual Proxy Statement at least once every three years a non-binding stockholder vote on our executive compensation as described in this Proxy Statement (commonly referred to as “Say-on-Pay”). In 2011, we adopted a policy to hold an advisory vote on executive compensation each year. While the holders of a majority of our common stock voted to approve the compensation of our Named Executive Officers in 2019, we believed it was necessary to make changes to certain aspects of our executive compensation benefits based on stockholder feedback. In 2019, we reached out to many of our larger stockholders, and also received feedback from Institutional Shareholder Services (“ISS”), a proxy advisory firm, with regard to compensation of our Named Executive Officers. The principal item addressed by ISS related to the “single-trigger” benefit provided to the executive officers in the event of a change of control transaction involving the Company. To address these concerns, the Company took the following actions: (i) amended and restated the employment agreements with its executive officers to modify the change in control payment benefit to a “double-trigger” benefit, such that the payment becomes due only if there is both a change in control and a termination event involving the particular executive officer, (ii) provided for similar “double- trigger” change of control benefits in subsequent executive employment agreements, and (iii) the Compensation Committee approved a new form of restricted stock agreement for future restricted stock grants to its executive officers which modifies the single-trigger provision that accelerates unvested restricted stock upon on a change of control, such that the revised provision provides for acceleration of vesting on such newly granted unvested stock only upon a “double-trigger” (i.e., both a change of control and a termination event).
In 2021 and 2022, our stockholders overwhelmingly approved the compensation of our Named Executive Officers, as in each year 94% of our common stock was voted was in favor of approving the compensation of our named executive officers. We will continue to solicit and consider stockholder feedback relating to corporate governance and executive compensation.
We encourage stockholders to review the Compensation Discussion and Analysis on pages 19 through 33 in this Proxy Statement.
The Board strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:
“RESOLVED, that the stockholders approve the compensation of the Company’s Named Executive Officers as described in this Proxy Statement under “Executive Compensation”, including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this Proxy Statement.”
Your vote will not be binding upon the Board or the Compensation Committee and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. However, the Compensation Committee will carefully consider the outcome of the vote when considering future executive compensation arrangements.
Properly executed but unmarked proxies will be voted FOR approval of the compensation of the Named Executive Officers. Under current regulations, a broker is prohibited from voting for this proposal without receiving instructions from you. The Board of Directors believes that approving the compensation of the Named Executive Officers is in the best interest of the Company. The approval of the compensation of the Named Executive Officers will require the affirmative vote of holders of a majority of votes cast on this matter in person or by proxy. Accordingly, abstentions applicable to shares present at the meeting will not be included in the tabulation of votes cast on this matter.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3: NON-BINDING, ADVISORY VOTE REGARDING THE FREQUENCY OF VOTING ON THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS
As required by Section 14A of the Exchange Act, the Company is providing stockholders with a non-binding, advisory vote on the frequency with which the Company’s stockholders shall have the advisory, non-binding “say-on-pay” vote on compensation paid to our named executive officers provided for in Proposal 2 herein. Our stockholders voted on a similar proposal at our annual meeting of stockholders in 2017, with a majority of the votes cast voting to hold the say-on-pay vote every year. Since 2017, we have held the say-on-pay vote at every annual meeting, including this Annual Meeting.
The Board believes that an annual stockholder vote on the compensation paid to our named executive officers represents a best practice in corporate governance and will provide the Board with current information on stockholder sentiment about our executive compensation program and enable the Board to respond timely, when deemed appropriate, to stockholder concerns about the program.
The Company is presenting this Proposal 3, which gives you, as a stockholder, the opportunity to inform the Company as to how often you wish us to include a proposal, similar to Proposal 2 above, in our proxy statement. In particular, we are asking whether the advisory vote should occur every year, every two years or every three years. The Company asks that you support a frequency period of every year for future non-binding, advisory stockholder votes on the compensation paid to our named executive officers. Stockholders are being asked to vote on the following non-binding advisory resolution:
“RESOLVED, that the frequency of once every one, two or three years that receives the highest number of votes cast for this non-binding advisory resolution will be considered to be the preferred frequency of the stockholders with which the Company is to hold future non-binding stockholder advisory votes on the compensation paid to our named executive officers set forth in the Company’s proxy statement.”
Vote Required
As with your vote on Proposal 2, your vote on this Proposal 3 is an advisory vote, which means that the Company and the Board are not required to take any action based on the outcome of the vote. However, our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote in favor of one frequency over the other options, we will consider our stockholders’ sentiment and the Board will evaluate any appropriate next steps.
Stockholders may vote for 1, 2 or 3 years, or may abstain. If there is no designation on any proxy as to how the shares represented should be voted, the proxy will be voted for a frequency of every year. The advisory vote on frequency will be determined based on the number of years which receives the most votes cast. Shares of common stock that are present at the Annual Meeting but abstain from voting on such proposal are not treated as votes cast and will have no effect on the outcome of the vote on this proposal. Also, broker non-votes will have no effect on the outcome of the vote on this proposal.
THE BOARD OF DIRECTORS RECOMMENDSAVOTE “FOR”A RESOLUTION THAT PROVIDES FOR A FREQUENCY OF EVERY YEAR FOR FUTURE NON-BINDING, ADVISORY STOCKHOLDER VOTES ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed and recommends the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm to conduct the audit of our financial statements for the year ending December 31, 2023. Grant Thornton LLP has acted as our independent registered public accounting firm since 2004. Representatives of Grant Thornton LLP are expected to attend our Annual Meeting, are expected to be available to respond to questions by stockholders and will have an opportunity to make a statement if they desire to do so, although it is not expected that a statement will be made.
Shareholder ratification of the appointment of Grant Thornton LLP is not required by the rules of the NYSE or the SEC or by our bylaws. If the stockholders fail to ratify the appointment of Grant Thornton LLP, the Audit Committee will consider whether to retain that firm since stockholder ratification of the appointment is not required and the committee has the responsibility for appointment of our independent registered public accounting firm. Even if the stockholders ratify the appointment, the committee, in its discretion, may direct the appointment of a different independent firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
The Board strongly endorses the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm to conduct the audit of our financial statements for the year ending December 31, 2023, and recommends that the stockholders vote in favor of the following resolution:
“RESOLVED, that the stockholders approve ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm to conduct the audit of our financial statements for the year ending December 31, 2023.”
Properly executed but unmarked proxies will be voted FOR approval of the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2023. The Board of Directors believes that ratifying the appointment of Grant Thornton LLP is in the best interest of the Company. The approval of the ratification of Grant Thornton LLP will require the affirmative vote of holders of a majority of votes cast on this matter in person or by proxy. Accordingly, abstentions applicable to shares present at the meeting will not be included in the tabulation of votes cast on this matter.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF
GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2023.
Audit and Audit-Related Fees
The following table sets forth the fees billed for services performed by Grant Thornton LLP for years ended 2022 and 2021:
	2022	2021
Audit Fees(1)	$765,631	$630,936
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
	$765,631	$630,936
(1)
“Audit Fees” include fees for professional services rendered in connection with the audit of our financial statements and internal controls over financial reporting as well as reviews of our interim financial statements included in our quarterly reports on Form 10-Q. Grant Thornton LLP has not provided any tax or other non-audit services to the Company.

Audit Committee Pre-Approval Policies and Procedures
The Audit Committee is authorized to delegate to one or more of its members the authority to pre-approve any defined audit and permitted non-audit services to be provided by the independent auditors, and related fees and other terms of engagement on these matters, provided that each pre-approval decision is presented to the full Audit Committee at its next scheduled meeting. The Audit Committee approved all audit services provided by our independent registered public accounting firm during the years ended December 31, 2022 and 2021.

REPORT OF THE AUDIT COMMITTEE
The Board of Directors has appointed an Audit Committee, consisting of Messrs. Trier (Chairman), Brookner, Harris, Kuntz, and Ms. Motsenbocker, all of whom are financially literate and independent (as that term is defined by the NYSE listing standards and SEC Rule 10A-3(b)). The Board of Directors has determined Messrs. Brookner, Kuntz, Trier and Ms. Motsenbocker to be “audit committee financial experts” under the rules of the SEC.
Under the Sarbanes-Oxley Act, the Audit Committee is directly responsible for the selection, appointment, retention, compensation and oversight of the Company’s independent auditors, including the pre- approval of both audit and non-audit services (including fees and other terms), and the resolution of any disagreements that may arise between management and the auditors regarding financial reporting, accounting, internal controls, auditing or other matters.
In carrying out its responsibilities, the Audit Committee: (i) makes such inquiries and reviews as are necessary to monitor the Company’s financial reporting, its external and internal audits and its processes for compliance with laws and regulations that govern financial reporting, (ii) monitors the adequacy and effectiveness of the accounting and financial controls of the Company and elicits recommendations for the improvement of internal control processes and systems, (iii) reviews the planning, scope and results of the annual audit of the Company’s financial statements conducted by the Company’s independent auditors and work performed during the year by the Company’s internal auditors, (iv) reviews the scope and approves in advance any other services to be provided by the Company’s independent auditors, and (v) provides to the Board of Directors the results of its reviews and any recommendations derived therefrom, including such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that may require Board attention.
The Audit Committee is authorized to engage independent counsel and other advisors it determines necessary to carry out its duties. The committee did not deem it necessary to engage independent counsel for any matters during 2022. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls, and for the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America. The Audit Committee monitors and reviews these processes and reviews the Company’s periodic reports and quarterly earnings releases before they are filed with the SEC, but is not responsible for the preparation of the Company’s financial statements and reports.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements included in the Company’s Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The committee also met with the Company’s Chief Executive Officer and Chief Financial Officer to discuss their review of the Company’s disclosure controls and procedures and internal control over financial reporting in connection with the filing of Annual Reports on Form 10-K and other periodic reports with the SEC. However, members of the Audit Committee are not employees of the Company and have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s financial statements.
Prior to commencement of audit work, the Audit Committee reviewed and discussed with representatives of Grant Thornton LLP, the Company’s independent auditors for fiscal 2022, the overall scope and plans for their audit of the Company’s financial statements for fiscal 2022. The committee also reviewed and discussed with representatives of Grant Thornton LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company’s financial statements, any changes in accounting policies, sensitive accounting estimates, accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States of America, including the matters required to be discussed by the statement on Auditing Standards No. 1301. The Audit Committee met with Grant Thornton LLP, with and without Company management present, to discuss whether any significant matters regarding internal control over financial reporting had come to the auditors’ attention during the conduct of the 2022 audit, and the overall quality of the Company’s financial reporting.

The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence and the Audit Committee has discussed with Grant Thornton LLP their independence. The Audit Committee considered, among other things, whether the services Grant Thornton LLP provided to the Company were compatible with maintaining Grant Thornton LLP’s independence. The Audit Committee also considered the amount of fees Grant Thornton LLP received for audit and non-audit services.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.
The Audit Committee is governed by a written charter, adopted by the Board of Directors of the Company, which is included on our website at www.usph.com.
Respectfully submitted,

The Audit Committee
Clayton K. Trier, Chairman
Mark J. Brookner
Dr. Bernard A. Harris
Edward L. Kuntz
Anne B. Motsenbocker
The foregoing Audit Committee Report is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this report does not constitute “soliciting materials” and should not be deemed filed with or incorporated by reference into any other Company filings with the SEC under the Securities Act of 1933, as amended, or the Exchange Act or subject to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically incorporates such information by reference.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS TO BE
PRESENTED AT THE 2024 ANNUAL MEETING OF STOCKHOLDERS
Any proposal intended to be presented by any stockholder for action at the 2024 Annual Meeting (other than as to director nominees) must be received by us on or before December 10, 2023, in order for the proposal to be considered for inclusion in the proxy statement and form of proxy relating to the 2024 Annual Meeting. If the date of the 2024 Annual Meeting is changed by more than 30 days from May 16, 2024 (the anticipated date for the 2024 Annual Meeting), the deadline will be a reasonable time before we print and mail our proxy materials. In order for any stockholder proposal that is not included in such proxy statement and form of proxy to be brought before the 2024 Annual Meeting, such proposal must be 500 words or less and received by our Secretary at our principal executive offices at 1300 West Sam Houston Parkway South, Suite 300, Houston, Texas 77042 by December 10, 2023. If a timely proposal is received, the Board may exercise any discretionary authority granted by the proxies to be solicited on behalf of the Board in connection with the 2024 Annual Meeting.
In addition, to comply with the universal proxy rules as to director nominees, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 18, 2024.
We are not required to include in our proxy statement and form of proxy for the 2024 Annual Meeting any stockholder proposal, including shareholder nominations of persons for election to the Board of Directors that does not meet all of the requirements for inclusion established by the SEC in effect at the time the proposal is received.
By Order of the Board of Directors,

Richard S. Binstein
Executive Vice President, General Counsel and Secretary

Houston, Texas, April 10, 2023

U.S. PHYSICAL THERAPY, INC.

ATTN: JOHNNY BLANCHARD
1300 WEST SAM HOUSTON PKWY S., SUITE 300
HOUSTON, TX 77042

SCAN TO
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If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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V09154-P84317 — KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

U.S. PHYSICAL THERAPY, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of eight directors to serve until the next annual meeting of stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Edward L. Kuntz
02) Christopher J. Reading
03) Dr. Bernard A. Harris Jr.
04) Kathleen A. Gilmartin
05) Regg E. Swanson
06) Clayton K. Trier
07) Anne B. Motsenbocker
08) Nancy J. Ham

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Advisory vote to approve the named executive officer compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 Year on the following proposal:

	1 Year	2 Years	3 Years	Abstain
3. Advisory vote on the frequency of stockholders' advisory vote on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Stockholder Letter and Form 10-K are available at www.proxyvote.com.

V09155-P84317

U.S. PHYSICAL THERAPY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
May 16, 2023

The stockholder(s) hereby appoint(s) Christopher J. Reading and Carey Hendrickson or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all the shares of common stock of U.S. Physical Therapy, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Central Time on May 16, 2023, at 1300 Sam Houston Parkway, Houston, TX 77042, Suite 300, and any adjournment or postponement thereof.

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